Form 10-K, Exhibit 13
period 2002-12-29
ROGERS CORP
filed 2003-03-31
CIK 84748

FIFTH AMENDMENT TO THE
                  ROGERS CORPORATION 1998 STOCK INCENTIVE PLAN



A.  Pursuant to the power reserved to it in Section 9 of

the Rogers Corporation 1998 Stock Incentive Plan, as

subsequently amended (the "Plan"), the Board of Directors

of Rogers Corporation hereby further amends the Plan as

follows:

    1.	Effective as of January 1, 2002, Section 5(b)(i)

of the Plan is amended by deleting the first sentence

thereof and substituting the following in lieu thereof:

	"Each Non-Employee Director shall automatically be granted, as of each Retainer Payment Date, beginning with the Retainer Payment Date of June, 2002, a Non-Qualified Stock Option to purchase
	2,250 shares of Stock (or, with respect to any individual who has become or ceased to be a Non-
	Employee Director since the later of December 31, 2001 or the next preceding Retainer Payment Date, an amount equal to a prorated portion of 2,250 shares as determined on an equitable basis by the Company (the `Partial Retainer'))."

B.  Except as so amended, the Plan in all other respects is

hereby confirmed.

    IN WITNESS WHEREOF, Rogers Corporation has caused this

Fifth Amendment to the Plan to be duly executed by a duly

authorized officer on this 10th day of October, 2001.



				ROGERS CORPORATION


            			By:/s/ Robert M. Soffer


				Its: Vice President and Treasurer