Form 10-K, Exhibit 13
period 2005-01-02
ROGERS CORP
filed 2005-03-18
CIK 84748

Exhibit 13

Management's Discussion and Analysis of Financial Condition and Results of Operations

The following discussion should be read in conjunction with the Consolidated Financial Statements and the related notes that appear elsewhere in this document.

Business Overview
-----------------

Rogers Corporation is a global enterprise that provides its customers with innovative solutions and industry leading products in three business segments:
Printed Circuit Materials, High Performance Foams and Polymer Materials and Components. These segments generate revenues and cash flows through the development, manufacturing, and distribution of specialty materials that are focused on the portable communications devices, communications infrastructure, computer and office equipment, ground transportation, defense and aerospace, and consumer markets. In these markets, Rogers primarily serves as a supplier of diverse products for varied applications to multiple customers that in turn produce end-user products; as such, Rogers' business is highly dependent, although indirectly, on market demand for these end-user products. The Company's ability to forecast future sales growth is largely dependent on management's ability to anticipate changing market conditions and how the Company's customers will react to these changing conditions; it is also highly limited due to the short lead times demanded by the Company's customers and the dynamics of serving as a relatively small supplier in the overall supply chain for these end-user products. In addition, the Company's sales represent a number of different products across a wide range of price points and distribution channels that do not always allow for meaningful quantitative analysis of changes in demand or price per unit with respect to the effect on net sales.

The Company's current focus is on worldwide markets that have an increased percentage of materials being used to support growing high technology applications, such as cellular base stations and antennas, handheld wireless devices, satellite television receivers, hard disk drives and automotive electronics. The Company continues to focus on business opportunities in Asian markets, as evidenced by the continued growth in production at the Company's facility in Suzhou, China and expanding Asian sales offices. The Company also continues to focus on new products and emerging technologies and opportunities, such as electroluminescent lamps in cell phone keypads and polyolefin foams in automotive applications. To better position itself from a strategic standpoint in certain markets, the Company completed the move in 2004 of both its polyolefin foam manufacturing operations from St. Johnsville, New York to its new facility in Carol Stream, Illinois, and its elastomer component and float manufacturing operations from South Windham, Connecticut to Suzhou, China. The Company believes that these relocations will enable it to better serve its customers, take advantage of more opportunities in the Asian marketplace and gain production efficiencies going forward. The Company also continues to focus on its Six Sigma initiatives, as it plans to increase employee participation in this effort in 2005 by training more Green Belts and project champions. Six Sigma is a quantitative process improvement methodology used by the Company to help streamline and improve its processes - from manufacturing to transactional and from product to service. The Company continuously has projects in progress as it is focused on gaining both operational and transactional efficiencies as a result of its Six Sigma efforts. In 2004, the Company's estimated cost savings and value creation was greater than two-times its investment.

The Company experienced record sales and operating results during 2004. Sales increased 50% to $365.0 million in 2004 from $243.3 million in 2003. Operating profit increased almost 60% in 2004 to $34.3 million from $21.6 million in 2003. Significant factors that affected operating results in 2004 as compared to 2003 include: (i) the consolidation of Durel Corporation ("Durel") into the Company's operating results, which accounted for approximately $51.1 million in sales in 2004 as compared to $20.8 million in 2003 subsequent to the September 30, 2003 acquisition of Durel; overall operating income was negatively impacted in 2004 by approximately $5.6 million as compared to 2003 due to lower overall sales for this business (full year sales in 2003 were approximately $72.0 million) stemming from several programs reaching end of life and start up costs in 2004 associated with a new product launch; (ii) sales and operating profit increases in 2004 of approximately $67 million and $14 million in the Printed Circuit Materials segment, primarily due to the increase in sales of high frequency and flexible laminate products; (iii) sales and operating profit increases of $18.9 million and $2.3 million, respectively, in the High Performance Foams segment, driven primarily by strength in urethane foam sales into the industrial market, partially mitigated by the impact of the move of polyolefin foam manufacturing to Carol Stream, Illinois and the related start-up and qualification costs; and
(iv) $3.1 million in restructuring costs related to the transition of manufacturing operations of the Company's elastomer component products from South Windham, Connecticut to Suzhou, China.

The Company's sales volumes are impacted and can swing significantly based on multiple factors, including, but not limited to: end user market trends, suppliers and competitors, availability of raw materials, commercial success of new products, and market development activities. The Company has experienced recent upturns and downturns due to these varied factors and while the Company has projected sales volumes for resource planning and strategic considerations, the Company anticipates these factors will continue to impact actual results and its ability to accurately forecast and plan resources and initiatives accordingly. While the Company experienced significant sales growth in the first part of 2004 and expects to continue sequential growth in certain applications, such as urethane foams and electroluminescent lamps, the Company has seen and expects to continue to experience some sequential softening in various flexible circuit material applications, such as those for cellular phones, due to model volatility and the fact that many customers have increased inventories to normalize seasonal purchase requirements, as well as a number of programs coming to end of life.

With regard to operating performance, as the Company's various strategic initiatives are completed, such as the shift of polyolefin operations to Carol Stream and the movement of elastomer component and float manufacturing to China, the Company is now focused on the continued ramp up of other product line production in China and moving up the learning curve with its new process technology in Carol Stream. The Company expects to experience cost savings resulting from the elimination of duplicate operational costs that existed during these transitional phases and from improvements in production efficiencies. The Company expects these events, along with other cost-saving initiatives, such as Six Sigma and the continued implementation of an enterprise-wide information system, will have a positive effect on the future operating results of the Company. However, based on the dynamic nature of the Company's markets, products, and supply chain, the constant emerging operational challenges in meeting its customers evolving needs, and the expected trends in sales and product mix discussed above, although the Company expects improved operating results in 2005, actual results will be highly dependent on the aforementioned factors.

Results of Operations

The following table sets forth, for 2002-2004, selected Company operations data expressed as a percentage of net sales.

                                                                2004                2003               2002
                                                                ----                ----               ----
      Net Sales                                                 100.0%             100.0%             100.0%
      Manufacturing Margins                                      31.0%              32.3%              31.6%

      Selling and Administrative Expenses                        16.0%              17.8%              18.9%
      Research and Development Expenses                           5.6%               5.6%               6.2%
      Operating Profit                                            9.4%               8.9%               6.5%

      Equity Income in Unconsolidated Joint Ventures              1.7%               2.7%               4.0%
      Other Income                                                1.7%               2.7%               1.0%

      Net Income                                                 11.0%              10.8%               8.5%


2004 vs. 2003
-------------

Net Sales

Net sales increased by 50% in 2004 to $365.0 million from $243.3 million in 2003. The record sales level experienced by the Company in 2004 was driven by the strong sales performance at each of the Company's reportable segments:
Printed Circuit Materials sales increased by almost 59% in 2004 to $181.2 million from $114.2 million in 2003; High Performance Foam sales increased from $69.5 million in 2003 to $88.4 million in 2004, or 27%; and sales in the Polymer Materials and Components segment increased 60% in 2004 from $59.6 million in 2003 to $95.4 million in 2004. Sales in the Polymer Materials and Components segment included a full year of sales from Durel ($51.1 million) as compared to sales from the fourth quarter of 2003 of $20.8 million, as Rogers acquired Durel at the end of the third quarter of 2003. See "Segment Sales and Operations" section below for further discussion of segment sales performance.

Manufacturing Margins

Manufacturing margins decreased approximately 130 basis points to 31.0% in 2004 from 32.3% in 2003. The decline in margins is attributable to several factors, including:

     (i) An unfavorable sales mix in the Printed Circuit Materials segment, as sales growth of lower margin products (108% increase) exceeded the sales growth of higher margin products (38% increase), causing the margin impact as a percent of sales to effectively offset each other on a year-over-year basis, even though sales increased almost 60% as a whole for the segment. The Company expects this trend to level out in 2005, as it believes sales of the lower margin products will level off, while sales of the higher margin products will continue to grow.

     (ii) Costs specifically associated with the transition of manufacturing of the Company's polyolefin product line to its new facility in Carol
          Stream, Illinois, caused overall Company margins to decline by approximately 100 basis points in 2004. The Company has experienced a cumulative manufacturing loss to date in this business as it continues to work to improve efficiencies and yields in the manufacturing process and develop new product platforms for which the technology was acquired. The Company expects this business to continue requiring operating and development investment in 2005 as it begins to develop new, more profitable products, expand into new markets and streamline its new manufacturing process technology.

    (iii) Margins at the Durel division declined by approximately 20 percentage points in 2004 as compared to 2003 as full-year sales decreased by almost 30% year-over-year. The margin decline is attributable to several key programs reaching end of life and high levels of start up costs associated with the ramp up of production of its new flexible lamp keypad applications.

     (iv) These unfavorable margin items were partially offset by a 90 basis point increase in margins in the urethane and silicone foams business due to the Company's ability to leverage its existing overhead base, as sales for this business increased by 35% as compared to the prior year.

Selling and Administrative Expenses

Selling and administrative expenses increased 34.9% from $43.3 million in 2003 to $58.4 million in 2004, but declined as a percentage of net sales from 17.8% to 16.0%. The increase was driven primarily by restructuring charges associated with the closing of its manufacturing facility in South Windham, Connecticut as the Company made the strategic decision to shift production of its elastomer components and float products to Suzhou, China. Costs incurred as a result of this move included $2.3 million in severance and a $0.8 million curtailment loss from the acceleration of deferred costs related to the Company's defined benefit pension plan. The Company also had a headcount reduction at its Durel facility during 2004 that resulted in approximately $0.3 million of severance charges. The reduction occurred as the Company attempted to realign its workforce to adjust to Durel's production needs stemming from the decline in Durel's business in 2004.

Other factors impacting selling and administrative expenses include: (i) the inclusion of a full year of expenses from Durel versus only one quarter of expenses in 2003 ($1.7 million incremental impact); (ii) incrementally higher incentive compensation and sales commission expenses of $2.3 million, which are commensurate with higher sales and profit volumes experienced in 2004 as compared to 2003; (iii) incrementally higher benefit costs of $4.7 million as the costs of medical, pension, postretirement and other fringe benefit costs have increased in 2004; (iv) consulting and audit fees associated with the Company's Sarbanes-Oxley compliance efforts, which increased approximately $1.1 million in 2004 as compared to 2003; and (v) a $1.2 million incremental increase in expenses associated with other consulting and professional services utilized by the Company in 2004.

Selling and administrative expenses as a percentage of sales improved to 16.0% in 2004 from 17.8% in 2003. This improvement is attributable to the record sales volumes the Company experienced in 2004, partially mitigated by the increased costs discussed above. The Company manages its selling and administrative expenses in an effort to achieve a relatively stable level of costs in relation to its sales volumes, with a targeted percentage of 14%. The Company recognizes the challenges associated with this target, particularly as it continues to expand in Asia and as it works to meet the expanding regulatory requirements in the current environment in which it operates.

Research and Development

Research and development expenses increased $6.8 million in 2004 to $20.5 million from $13.7 million in 2003. As a percentage of sales, 2004 research and development expenses were the same as 2003 at 5.6%. The Company's strategic plan is to invest an average of 6% of sales annually into research and development and it is expected that future expenditures will be consistent with this targeted investment level. 2004 expenses included a full year of expenses for Durel, which contributed approximately $2.1 million over 2003 spending levels. The Company has also invested significantly in printed circuit material development, focusing on next generation printed circuit materials to expand the Company's product portfolio and build on its strong market position in applications such as mobile phone handsets, and in polyolefin foams in order to develop differentiated products to generate higher sales margins.

Equity Income in Unconsolidated Joint Ventures

Equity income in unconsolidated joint ventures decreased $0.5 million from $6.6 million in 2003 to $6.1 million in 2004. This 7.6% decrease was primarily due to the acquisition of Durel, the Company's former 50% joint venture, and its inclusion in the Company's consolidated results beginning in the fourth quarter of 2003 (equity income included for Durel in 2003 was approximately $4.6 million). Equity income from the Company's joint ventures other than Durel increased by $4.1 million in 2004. This increase was driven by the strong performances of the Company's joint venture in Taiwan, Rogers Chang Chun Technology Company, Ltd. ("RCCT"), and its joint venture in Japan, Rogers Inoac Corporation ("RIC"), where equity income increased by $3.5 million and $1.3 million, respectively, partially offset by a $0.8 million equity loss from the Company's new joint venture in China, Rogers Inoac Suzhou Corporation ("RIS"), which began operations in the second half of 2004. The operations and performance of the joint ventures are described further in the "Joint Ventures" section below.

Other Income Less Other Charges

Other income less other charges decreased from $6.6 million in 2003 to $6.1 million in 2004. The main components that affected this change are as follows:
(i) a $1.4 million decrease in commission income from its joint venture, Polyimide Laminate Systems, LLC ("PLS"), as activity between the joint venture and its sole customer decreased in 2004 due to its sole customer implementing a dual sourcing strategy; (ii) a $1.1 million charge for the disposition or sale of certain assets associated with the move of its elastomer components production from Connecticut to China; (iii) a $0.4 million reduction of royalty income in 2004, primarily related to a royalty the Company receives as a result of the sale of its Moldable Composites Division ("MCD") in 2002; (iv) a $2.1 million gain on the sale of an idle building in Chandler, Arizona; and (v) a $0.6 million gain on the realization of life insurance policies for one of the Company's former executives.

Income Taxes

The effective tax rate was 14% in 2004 and 25% in 2003. The decrease in the effective tax rate in 2004 was due primarily to a one-time, non-cash adjustment of $5.0 million in the fourth quarter of 2004. This adjustment was a result of procedures followed during the Company's year-end financial closing process, in which it was determined that the method of accounting for deferred income taxes was not consistent with the application of the provisions of Statement of Financial Accounting Standards ("SFAS") No. 109. The adjustment was required to properly state certain deferred income tax accounts for temporary tax differences that may have accumulated over many years. The adjustment effectively decreased 2004 income tax expense by $5.0 million to $6.7 million from $11.7 million prior to the adjustment. Management believes that any temporary differences not properly accounted for would not have materially affected the Company's reported results in any one year nor was the cumulative amount material in relation to the Company's financial position. Also in 2004, as in 2003, the effective tax rate continued to benefit from foreign tax credits (4 percentage point reduction), research and development credits (2 percentage point reduction), and nontaxable foreign sales income (6 percentage point reduction).

The Company had used the equity method of accounting for the profit and loss of its 50% ownership of Durel Corporation prior to September 30, 2003. A deferred tax liability was provided on historical earnings annually. Prior to the acquisition by the Company of the remaining 50% of Durel's stock, Durel, as anticipated, paid a $3 million dividend to the Company that qualified for the dividend received deduction benefit. Therefore, 80% of the dividend was not subject to U.S. tax and the corresponding deferred tax liability for the distribution of equity was eliminated, resulting in a net tax benefit of $840,000. Also, in conjunction with the acquisition accounting for the purchase, the remaining deferred tax liability for the undistributed earnings of Durel was accounted for as a decrease to goodwill as the deferred tax liability was no longer required.

It is the Company's policy that no U.S. taxes are provided on undistributed earnings of wholly owned foreign subsidiaries because substantially all such earnings are expected to be indefinitely reinvested.

The Company provides deferred taxes for the undistributed earnings of its Japanese high performance foams joint venture. The net deferred tax asset for foreign tax credits available in excess of the expected tax on the undistributed income is entirely offset by a corresponding valuation allowance due to the future uncertainty of the recognition of such credits as they may be limited under the U.S. tax code.

The Company also claims a U.S. benefit for nontaxable foreign sales income as allowed under the current extraterritorial income exclusion ("ETI"). The World Trade Organization has upheld a challenge of this regime by the European Union and in response the U.S. has enacted the American Jobs Creation Act of 2004 that repealed ETI and replaced it with a manufacturers activity deduction. ETI will be phased out by limiting the calculated deduction to 80% in 2005, 60% in 2006 and 0% thereafter. The manufacturing deduction will be phased in as a 3% deduction on the income from certain qualifying activities in 2005 to a 9% deduction in 2010. The Company has determined that the net effect of these items will not materially effect the tax rate in the short term, but may have an impact, given the nature of the Company's international business, once these changes are fully phased in. The decrease in the effective tax rate attributable to ETI is 6.3 percentage points and 3.5 percentage points for 2004 and 2003, respectively.

Backlog

The Company's backlog of firm orders was $27.0 million at January 2, 2005 and $48.3 million at December 28, 2003. The decrease in 2004 is due primarily to the sequential softening of sales in flexible circuit material products ($15.0 million decrease) and at Durel ($3.6 million decrease).

2003 vs. 2002:

Sales

Net sales increased by 11% to $243.3 million in 2003 from $219.4 million in 2002. 2002 net sales included $30.3 million from the Moldable Composites Division ("MCD") that was divested late in the fourth quarter of 2002. Excluding MCD, net sales increased $54.2 million, or 29%, from 2002 to 2003. The major cause of the increase was the growth in sales in the Printed Circuit Materials ($31.8 million, or 39%) and High Performance Foams ($4.4 million, or 7%) segments, and from the fourth quarter 2003 acquisition of the 50% of Durel that the Company did not already own ($20.8 million of sales included in consolidated net sales during the year ended December 28, 2003). The growth in Printed Circuit Materials stemmed mainly from increased sales of flexible circuit materials into the cellular and handheld mobile device markets and high frequency materials into the satellite television and base station markets. The increase in the High Performance Foams segment was due to increased sales of urethane foams used in various industrial applications.

Manufacturing Margins

Manufacturing margins increased from 31.6% in 2002 to 32.3% in 2003. The impact of higher revenues in the Company's higher margin businesses coupled with productivity improvements continues to drive stronger manufacturing margins; however, the gains have been somewhat offset by the continued start-up investment associated with the Company's plant openings in Suzhou, China and Carol Stream, Illinois.

Selling and Administrative Expenses

Selling and administrative expenses increased from $39.3 million in 2002 to $43.3 million in 2003, but remained approximately the same as a percentage of net sales, at 18%. This increase was driven primarily by the inclusion of costs for the Durel business ($1.0 million incremental increase over 2003), increased support of the Asian operations ($2.8 million higher in 2003), and higher incentive compensation expenses ($1.1 million incremental increase over 2003).

In 2002, the Company incurred restructuring charges of approximately $2.2 million. These charges were associated solely with the severance benefits for 62 employees of which 48 had been terminated prior to the end of fiscal 2002. The remaining employees were notified prior to year-end and subsequently terminated at various dates in 2003. These workforce reductions were initiated in order to appropriately align resources with the Company's business requirements, given varied ongoing operational initiatives, including non-strategic business unit consolidations, plant rationalizations, outsourcing low value production and/or moving it to lower production cost environments, and support function reorganizations to streamline administrative activities. As of December 28, 2003, there was no balance remaining in the restructuring accrual as all of the accrual was used for its intended purpose.

Research and Development

Research and development expenses in 2003 were consistent with 2002. As a percentage of sales, 2003 costs are slightly lower when compared to 2002, 5.6% to 6.2%, respectively. This decrease is due primarily to the timing of developmental projects. The Company's strategic plan is to invest an average of 6% of sales annually into research and development.

Equity Income in Unconsolidated Joint Ventures

Equity income in unconsolidated joint ventures decreased $2.1 million from $8.7 million in 2002 to $6.6 million in 2003. The decrease was primarily due to the acquisition of Durel, the Company's former 50% joint venture, and its inclusion in the Company's consolidated results in the fourth quarter of 2003 (Durel's equity income in the fourth quarter of 2002 was approximately $2.0 million). Equity income from the Company's joint ventures other than Durel remained reasonably consistent from 2003 to 2002. The operations and the performance of the joint ventures are described further in the "Joint Ventures" section below.

Other Income Less Other Charges

Other income less other charges increased from $2.2 million in 2002 to $6.6 million in 2003. This increase was primarily due to increased royalties, principally associated with the intellectual property license entered into in connection with the divestiture of MCD ($3.4 million).

Income Taxes

The effective tax rate was 25% in 2003 and 2002. In 2003, as in 2002, the effective tax rate continued to benefit from foreign tax credits, research and development credits, and nontaxable foreign sales income.

In December 2002, the Belgian government enacted a tax rate decrease effective for years ending in 2003 or later. All ending deferred tax balances attributable to Belgian operations were modified from the 40.17% tax rate to the new 33.99% tax rate for U.S. GAAP purposes to reflect this change. The effect of this change on 2003 earnings of Belgian operations was approximately a $284,000 decrease in current tax expense.

The Company had used the equity method of accounting for the profit and loss of its 50% ownership of Durel Corporation prior to September 30, 2003. A deferred tax liability was provided on historical earnings annually. Prior to the acquisition by the Company of the remaining 50% of Durel's stock, Durel, as anticipated, paid a $3 million dividend to the Company that qualified for the dividend received deduction benefit. Therefore, 80% of the dividend was not subject to U.S. tax and the corresponding deferred tax liability for the distribution of equity was eliminated, resulting in a net tax benefit of $840,000. Also, in conjunction with the acquisition accounting for the purchase, the remaining deferred tax liability for the undistributed earnings of Durel was accounted for as a decrease to goodwill as the deferred tax liability was no longer required.

It is the Company's policy that no U.S. taxes are provided on undistributed earnings of consolidated foreign subsidiaries because substantially all such earnings are expected to be indefinitely reinvested.

The Company provides deferred taxes for the undistributed earnings of its Japanese high performance foams joint venture. The net deferred tax asset for foreign tax credits available in excess of the expected tax on the undistributed income is entirely offset by a corresponding valuation allowance due to the future uncertainty of the recognition of such credits as they may be limited under the U.S. tax code.

The Company also claims a U.S. benefit for nontaxable foreign sales income as allowed under the current ETI. The decrease in the effective tax rate attributable to this item is 3.5 percentage points and 4.5 percentage points for 2003 and 2002, respectively.

Backlog

The Company's backlog of firm orders was $48.3 million at December 28, 2003 and $21.7 million at December 29, 2002. The increase in 2003 is due primarily to the acquisition of Durel and growth in orders in the Printed Circuit Materials segment.

Segment Sales and Operations

Printed Circuit Materials

      (Dollars in millions)
                                          2004         2003         2002
                                          ----         ----         ----

      Net Sales                         $ 181.2      $ 114.2       $ 82.4
      Operating Income                     29.3         15.3          4.8

Sales of Printed Circuit Materials continue to increase at record levels, growing 59% in 2004 as compared to 2003 and 120% as compared to 2002. This record sales increase is attributable to the strong sales of high frequency products, which grew 38% in 2004 as compared to 2003 and 86% when compared to 2002. Demand continued to be strong in the satellite television market and in base station amplifier applications as more third generation ("3G") base stations were built. However, the Company has seen some recent softening in these markets and expects the softening to continue into 2005. The segment also experienced significant growth in its flexible circuit product sales, which increased almost 110% in 2004 as compared to 2003 and over 200% as compared to 2002. Sales were driven by the portable communication devices (165% increase) and consumer electronics (118% increase) markets as demand has, and appears will continue over the long-term, to escalate for high quality interconnects used increasingly in complex end-user products, such as high end cell phones.

Operating income, as a percentage of net sales, increased to 16% in 2004 as compared to 13% in 2003 and 6% in 2002. The primary driver of this positive impact was the ability of the operating units within the segment to leverage its existing overhead structure to drive profit performance. In 2002 and 2003, the segment had available capacity in its manufacturing facilities in the U.S. and Belgium. As business increased late in 2003 and into 2004, the Company was able to bring production at these facilities up to maximum capacity while minimizing its investment in additional labor to support the production shift.

High Performance Foams

        (Dollars in millions)
                                            2004            2003         2002
                                            ----            ----         ----

        Net Sales                         $  88.4         $  69.5       $ 65.1
        Operating Profit                      4.9             2.6          8.1

High Performance Foams net sales increased 27% in 2004 as compared to 2003 and 36% compared to 2002. The sales increase is attributable to the continued strength in PORON(R) urethane foam product sales, which increased 34% in 2004 as compared to 2003 and 49% as compared to 2002. This growth was driven by increased penetration and new program adoptions in portable communication devices, automotive, and general industrial applications, which increased 103%, 11%, and 17%, respectively in 2004 as compared to 2003, and the growth of business in China where sales increased 210% in 2004 as compared to 2003. The Company expects the strength in urethane foam sales to continue, although most likely not at the same escalating pace as experienced in 2004.

Strong sales of BISCO(R) silicone foam products also drove the overall increase in this segment with sales growth of 37% in 2004 as compared to 2003 and 43% as compared to 2002. This growth is a result of strong sales in industrial (31% increase), transportation (48% increase), and computers and infrastructure (39% increase) applications, which is also anticipated to continue, although most likely not at the same pace.

The increases in PORON(R) and BISCO(R) foam sales were partially offset by the 12% decline in Polyolefin foam revenues as compared to 2003 and 17% decline as compared to 2002. The Company completed the transition of polyolefin foam production to its Carol Stream, Illinois facility in the third quarter of 2004. The Company experienced a loss of sales in part due to long lead times resulting from the transition and qualification of the new process equipment in Carol Stream. In addition, the Company phased out sales of bunstock polyolefin foams, which were not strategic to the Company's business strategy. Now that operations are stable in Carol Stream and Six Sigma projects are providing improvements in costs and product quality, the Company believes that it will be able to grow sales and improve the profitability of its polyolefin operations. Several new products based on patented technology are under development and are expected to commercialize in the next 12-18 months.

Operating income, as a percentage of net sales, increased to 6% in 2004 as compared to 4% in 2003 and 12% in 2002. The negative operating results of polyolefins have significantly mitigated these amounts in 2004 and 2003. The year-over year-increases (excluding the impact of polyolefins) are the result of the sales growth in PORON(R) and BISCO(R) foam products coupled with the ability to leverage its overhead structure to maximize returns on these product lines.

Polymer Materials and Components

        (Dollars in millions)
                                            2004         2003         2002
                                            ----         ----         ----

        Net Sales                         $  95.4      $  59.6       $ 71.9
        Operating Profit                      0.1          3.7          1.3

Net sales of Polymer Materials and Components increased 60% in 2004 as compared to 2003 and 33% as compared to 2002. This increase is mainly due to the inclusion of a full year of Durel sales in 2004 ($51.1 million) as compared to only the fourth quarter sales in 2003 ($20.1 million), as Durel was acquired in the fourth quarter of 2003. The decline in sales from 2002 to 2003 is mainly due to the inclusion in 2002 of $30.3 million of sales from the former Moldable Composites Division ("MCD"), which was divested near the end of 2002.

Excluding the impact of Durel and MCD, sales in this segment increased 14% in 2004 as compared to 2003 and 6% as compared to 2002. The increase in sales in 2004 from 2003 is attributable to the Company's power distribution busbar business based in Belgium, which experienced a 19% increase in 2004 as compared to 2003 and 48% compared to 2002. This increase stemmed in large part from foreign currency fluctuations, as the dollar weakened significantly from the Euro in 2004. The effective increase in 2004 from 2003 in sales in Euros was approximately 8%, which was driven by continued success in the electrical traction market (5% increase), as well as the successful launch of a new project in the information technology market. The segment also experienced higher sales of its elastomer component products, which increased 12% compared to 2003 and decreased 17% as compared to 2002. The increase in 2004 as compared to 2003 is driven by new business for its Endur product line in the Asian marketplace and the acquisition of a Korean float company early in 2004 (KF contributed $2.2 million to sales in 2004).

Sales in this segment decreased 17% in 2003 as compared to 2002 as 2002 sales included $30.3 million of sales from MCD that was divested in November 2002. Excluding MCD, sales were up $18.0 million, or 43%, over 2002. This increase was driven by higher sales of the busbar and non-woven businesses and the consolidation of the Durel business in the fourth quarter of 2003 with sales of $20.8 million, offset by a decrease in elastomer component products (26%, or $5.9 million).

Operating income (excluding Durel and MCD) increased by $2.0 million in 2004 as compared to 2003 and decreased by $5.5 million as compared to 2002. The increase as compared to 2003 is attributable to increased production and sales of elastomer component products, as customers built inventory in anticipation of the Company's transition of production to China; partially offset by the costs associated with the move and operating losses sustained at the end of 2004 when production began to ramp up in China. Management anticipates this segment should see continued sales and margin improvements, although incremental and evolving sequentially, as the elastomer components transition was recently completed in the fourth quarter of 2004, coupled with the anticipated continued commercial success at Durel for keypad lamp applications, and anticipated continued strength in busbar sales. Operating income increased $2.4 million to $3.7 million in 2003 from $1.3 million in 2002. The increase in 2003 was mainly attributable to the Durel acquisition on September 30, 2003 and commensurate inclusion of Durel's operating income ($9.2 million) in the Company's consolidated fourth quarter results, offset by a decrease in operating results of the elastomer components business ($6.9 million incremental decline).

In 2004, Durel experienced a 40% decline in sales as compared to 2003 full year sales as a result of the expected shift away from monochrome cell phone displays and some softening in varied inverter applications. Durel is currently introducing its new flexible electroluminescent ("EL") keypad lamp products and is involved in several new cell phone keypad designs. During the latter half of 2004, ramp up of this application exceeded Company expectations; however, overall lower sales levels and continued ramp up of expenses for the new programs resulted in a greater than 50% decline in operating income for the year within this business. The Company expects a continued increase in sales of its new flexible EL lamp products in 2005; however, this increase may be mitigated by the expected softening of sales of its inverter products.

Joint Ventures

Rogers Inoac Corporation ("RIC"):

RIC, the Company's 21 year-old joint venture with Japan-based Inoac Corporation, manufactures high performance PORON(R) urethane foam materials in Japan. Sales and operating profit increased 42% and 43%, respectively, from 2003 to 2004 and 35% and 52%, respectively, from 2002 to 2003. These increases were driven by a number of application wins resulting in market share growth in various industrial markets, including cell phones and automotive, and the increased adoptions of PORON(R) into the consumer electronics market.


Rogers Chang Chun Technology Co., Ltd. ("RCCT"):

RCCT, the Company's joint venture with Chang Chun Plastics Co., Ltd., was established in late 2001 to manufacture flexible circuit material for customers in Taiwan. The joint venture experienced its first sales in 2002 and became profitable in 2004. Sales in 2004 increased over 450% as compared to 2003 and operating results improved from a nominal loss in 2003 to income of $8.3 million in 2004. This increase was due to significant application wins late in 2003 in the Taiwan market that substantially drove sales growth in 2004. The Company also used this facility to alleviate some of the capacity constraints it experienced in the United States due to the overall increase in the Company's flexible circuit laminate business. The Company expects this business to level off in 2005 and not grow at the significant rate experienced in 2004 due to a softening in the flexible circuit material market.

Polyimide Laminate Systems, LLC ("PLS"):

PLS, the Company's joint venture with Mitsui Chemicals, Inc., sells adhesiveless laminates for trace suspension assemblies. Sales decreased by 20% in 2004 as compared to 2003 after increasing 8% in 2003 as compared to 2002. Operating profits decreased by 38% in 2004 as compared to 2003 after remaining flat in 2003 as compared to 2002. Operations slowed in 2004 as orders from the joint venture's sole customer declined as their customer increased its allocation of purchases from other suppliers to mitigate its risk of reliance on a sole supplier. Nevertheless, PLS has retained a significant portion of this customer's business.

Rogers Inoac Suzhou Corporation ("RIS")

In 2003, the Company entered into a joint venture agreement with Inoac Corporation for the purpose of manufacturing PORON(R) urethane foam materials in China. RIS began operations during the second half of 2004 and had its first sales in the fourth quarter of 2004. Activity at RIS in 2004 was minimal and did not materially impact the Company's 2004 results of operations. The Company anticipates that this joint venture will enhance its Asian presence in the urethane foam market and will begin to positively contribute to the Company's results in 2005.

Product and Market Development

The Company's research and development team is dedicated to growing the Company's businesses by developing cost effective solutions that improve the performance of customers' products. Research and development as a percentage of sales was approximately 5.6% in 2004 and 2003 and 6.2% in 2002.

The Company's investment in technology resulted in several new products in 2004. Thin, flexible electroluminescent keypad lamps were developed to meet the needs of cellular phone handset keypad applications. This technology allows electroluminescent lamps to be placed directly below the cell phone keys for improved light uniformity without degrading the tactile feel when keys are depressed. Thinner RO4000(R) laminate product configurations and high flow bond ply materials were developed for the communications infrastructure market. These materials help maintain signal integrity at high data rates. A family of thin cushion R/bak(R) mounting tapes was developed for flexographic printing applications. These tapes improve print quality and increase the range of applications that can be printed with a single mounting tape configuration. Also, a softer PORON(R) grade was developed to address the need for thinner, softer gaskets in some cell phone applications.

Acquisitions and Divestitures

In the first quarter of 2004, the Company acquired KF Inc. ("KF"), a Korean manufacturer of liquid level sensing devices for the automotive market, through a stock purchase agreement for approximately $3.9 million. Under the terms of the agreement, KF has become a wholly owned subsidiary of the Company and was included in its consolidated results beginning in the first quarter of 2004. The acquisition was accounted for as a purchase pursuant to SFAS No. 141, "Business Combinations". As such, the purchase price was allocated to assets and liabilities based on their respective fair values at the date of acquisition.

On September 30, 2003, the Company acquired from 3M Company its 50% interest in Durel Corporation, a joint venture of the Company and 3M, for $26.0 million in cash. Effective September 30, 2003, the operations of Durel were fully integrated and consolidated into the Company. The new business unit is called the Durel division and its financial and operating results are included as part of the Company's Polymer Materials and Components business segment. The acquisition was accounted for as a purchase pursuant to SFAS No. 141.

In early 2002, the Company acquired much of the intellectual property and most of the polyolefin foam product lines of Cellect LLC ("Cellect"). This polyolefin foam business was fully integrated into Rogers' High Performance Foams operations in Carol Stream, Illinois in the second half of 2004. The Company has sustained operating losses since this acquisition took place and is currently working to improve pricing, production efficiencies and market penetration for these foams. The Company is also in the process of developing new products based on the acquired polyolefin foam technology and expanding its market presence through these developing products. (See "Related Parties" section of this MD&A for further discussion on Cellect.)

Liquidity, Capital Resources, and Financial Position

Rogers' management believes that the Company's ability to generate cash from operations to reinvest in the business is one of its fundamental strengths, as demonstrated by the Company's financial position remaining strong throughout 2004. The Company has remained debt free since 2002 and continues to finance its operational needs through internally generated funds. Management believes that over the next twelve months, internally generated funds plus available lines of credit will be sufficient to meet the capital expenditures and ongoing needs of the business. However, the Company continually reviews and evaluates the adequacy of its lending facilities and relationships.

Cash Flows from Operating, Investing and Financing Activities

At January 2, 2005 and December 28, 2003, the Company had cash and cash equivalents of $38.0 million and $31.5 million, respectively, and working capital of $115.6 million and $77.1 million, respectively.

Cash flows from operating activities were $28.6 million in 2004 compared to $29.7 million in 2003 and $26.0 million in 2002. The 4% decrease from 2003 is attributable to several factors, including a significant increase in inventories of $20.5 million, which is described in more detail in the "Financial Position" section below. Accounts receivable increased by $5.1 million in 2004, as compared to an increase of $11.6 million in 2003 and $10.2 million in 2002. Higher sales volumes in 2004 drove the change in accounts receivable, mitigated by continuing successful collection efforts in 2004. These working capital investments were partially offset by the Company's strong operating performance during 2004 as net income increased by $13.8 million as compared to 2003; depreciation and amortization expense increased by $4.5 million in 2004 as the Company included a full year of depreciation from Durel and projects related to its expansion in Carol Stream and Suzhou were completed.

During 2004, the Company used $27.5 million in investing activities, as compared to $24.8 million in 2003 and $20.6 million in 2002. Capital expenditures were $28.1 million in 2004, $18.0 million in 2003 and $22.7 million in 2002. Capital spending in 2004 increased by 56% over 2003 as the Company continued its expansion at its facility in Carol Stream, Illinois, which was opened to accommodate the polyolefin product line and its silicone foam business. The Company also continued to invest in its new manufacturing campus in Suzhou, China, with the opening of a new building and the move of its elastomer components production to this facility. Cash generated from the Company's operating activities exceeded capital spending in all three years, and spending was financed through these internally generated funds. Capital expenditures in 2005 are forecasted to be between $25-$30 million. Other investing activities in 2004 included $4.7 million in proceeds from the sale of an idle building in Arizona and $3.4 million, net, in spending to acquire the Company's Korean subsidiary, KF Inc. In 2003, the Company spent $17.7 million, net, for the acquisition of Durel. In 2002, the Company received net cash of $10.3 million related to the sale of MCD and spent $8.1 million, net, for the acquisition of the polyolefin technology from Cellect LLC.

Net cash provided by financing activities was $5.7 million in 2004 as compared to $4.3 million in 2003 and net cash used in financing activities of $3.9 million in 2002. Activity in 2004 was comprised mainly of proceeds from the sale of capital stock, primarily as a result of the exercise of stock options, of $8.2 million; offset by the repurchase of stock amounting to $2.5 million as part of a buy-back program initiated in the fourth quarter of 2004. In 2003 and 2002, the Company received cash from the exercise of stock options of $3.7 million and $0.7 million, respectively. Also in 2002, the Company borrowed approximately $4.5 million in cash and paid $6.5 million to eliminate its debt.

The Company has an unsecured multi-currency revolving credit agreement with two domestic banks and can borrow up to $50.0 million, or the equivalent in certain other foreign currencies. Any amounts borrowed under this agreement are to be paid in full by December 8, 2005. The rate of interest charged on outstanding loans can, at the Company's option and subject to certain restrictions, be based on the prime rate or at rates from 50.0 to 112.5 basis points over a Eurocurrency loan rate. The spreads over the Eurocurrency rate are based on the Company's leverage ratio. Under the arrangement, the ongoing commitment fee varies from 30.0 to 37.5 basis points of the maximum amount that can be borrowed, net of any outstanding borrowings and the maximum amount that beneficiaries may draw under outstanding letters of credit. There were no borrowings pursuant to this arrangement at January 2, 2005. The loan agreement contains restrictive covenants primarily related to total indebtedness, interest expense, capital expenditures and net worth. The Company is in compliance with these covenants.

Additionally, the Company was obligated under irrevocable standby letters of credit, which guarantee the Company's self-insured workers compensation plan, in the amount of $1.5 million at January 2, 2005. There were no amounts outstanding pursuant to this agreement as of January 2, 2005.

Financial Position

The following impacted the Company's balance sheet as of January 2, 2005 as compared to December 28, 2003:

o Increase in inventories of 78% due in part to the following factors: (i) $8.2 million increase in inventory in flexible products due primarily to timing issues associated with lengthy lead times for raw material purchases and some softening in sales volumes at the end of 2004; (ii) $5.2 million increase in inventory in China as a result of the increase in operations and production of several of the Company's product lines, including floats ($1.0 million), PORON(R) foams ($2.6 million), and Endur(R) products ($1.5 million); (iii) $3.6 million increase in Europe due primarily to exchange rate fluctuations ($0.6 million), the launch of a consignment stock program for busbar products ($1.4 million), and a shift from a shortage of high frequency materials at the end of 2003 to fully stocked position at the end of 2004 as sales declined in the fourth quarter of 2004 ($0.8 million); and
     (iv) $1.5 million increase in polyolefin foam inventory resulting from the build in inventory required to support the Company's own manufacture of polyolefin products as all such products were manufactured at the Company's Carol Stream facility beginning in the fourth quarter of 2004.

o Increase of 74% in the Company's investment in its unconsolidated joint ventures includes equity income of $6.8 million from RCCT and RIC and a dividend paid by RIC of $2.7 million. These were offset by a capital contribution of $1.5 million to its new joint venture in China, RIS.

o The Company conducted a study of its asbestos related liabilities resulting in a significant increase in its projected liability and related insurance receivable at year-end 2004. See "Environmental Activities and General Litigation" in MD&A and Note 10 to the consolidated financial statements for further discussion on asbestos litigation.

o Additional paid-in-capital increased $10.1 million, or 32%, in 2004 due primarily to the increased volume of stock option exercises in 2004 as the Company's stock price achieved a record high in the second quarter of 2004.

Contractual Obligations

The following table summarizes the Company's significant contractual obligations as of January 2, 2005:

                                                               Payments Due by Period

                                                         Within 1        1-3         3-5      After 5
      (Dollars in Thousands)              Total            Year         Years       Years      Years
                                          -----            ----         -----       -----      -----
      Operating Leases                   $   1,487    $      900   $      586    $      1    $       -
      Inventory Purchase Obligations        12,294        12,294            -           -            -
      Capital Commitments                    3,065         3,065            -           -            -
                                         ---------    ----------   ----------    --------    ---------
      Total                              $  16,846    $   16,259   $      586    $      1    $       -
                                         =========    ==========   ==========    ========    =========

The Company has met the 2005 funding requirements for its defined benefit pension plans; therefore, no amounts have been included in the above table. See footnote 5 for further discussion on pensions and other postretirement benefits.

Effects of Inflation

The Company does not believe that inflation has had a material impact on our business, sales, or operating results during the periods presented.

Off-Balance Sheet Arrangements

The Company does not have any off-balance sheet arrangements that have, or are in the opinion of management reasonably likely to have, a current or future effect on the Company's financial condition or results of operations.

Dividend Policy

The Company evaluates from time-to-time the desirability of paying a dividend; however, at present, the Company expects to maintain a policy of emphasizing longer-term growth of capital rather than immediate dividend income.

Related Parties

In the beginning of fiscal year 2002, the Company acquired certain assets of the high performance polyolefin foam business of Cellect LLC, including intellectual property rights, inventory, machinery and equipment, and customer lists, for approximately $10 million in cash, plus a potential earn-out in five years based upon performance. The acquisition was accounted for as a purchase pursuant to SFAS No. 141, "Business Combinations". As such, the purchase price was allocated to property, plant and equipment and intangible assets based on their respective fair values at the date of acquisition.

In June 2004, the Company entered into a post-closing agreement with Cellect that amended the terms of the original acquisition agreement, particularly as it related to the earn-out provision. Under the post-closing agreement, the Company agreed to accelerate the earn-out provision to the third quarter of 2004 and to fix the amount of the earn-out at $3.0 million. The obligation was partially satisfied in the second quarter of 2004 through a $200,000 cash payment to Cellect and the exchange of a $1.8 million note receivable the Company had from Cellect with the balance of $1.0 million due at the conclusion of the supply agreement. In the third quarter of 2004, the Company ceased production activities at Cellect and is currently manufacturing polyolefins exclusively at its Carol Stream facility. As of January 2, 2005, the Company has accounts receivable from Cellect of $1.5 million, which primarily represents the net culmination of varied transactions during the term of the agreement. This amount is net of the residual $1.0 million due in connection with the post-closing agreement. In accordance with SFAS No. 141, the $3.0 million earn-out was recognized as additional purchase price and capitalized as goodwill in the second quarter of 2004. The Company is currently finalizing its net financial position with Cellect, and does not anticipate the ultimate outcome of its financial settlement with Cellect will have a material effect on the Company's results of operations, financial position or cash flows.

Environmental Activities and General Litigation

The Company is currently engaged in the following legal proceedings:

Environmental Remediation in Manchester, Connecticut

In the fourth quarter of 2002, the Company sold its Moldable Composites Division ("MCD") located in Manchester, Connecticut to Vyncolit North America, Inc., a subsidiary of the Perstorp Group, Sweden. Subsequent to the divestiture, certain environmental matters were discovered at the Manchester location and the Company determined that under the terms of the arrangement, the Company would be responsible for estimated remediation costs of approximately $500,000 and recorded this reserve in 2002. In the fourth quarter of 2004, the Connecticut Department of Environmental Protection ("DEP") accepted the Company's plan of remediation, which was subsequently accepted by the Town of Manchester in the first quarter of 2005 subject to the Company placing into escrow approximately $10,000 for future costs related to any work the town may have to perform on a sewer line that passes through the property and performing a study on the condition of that sewer line which would cost the Company approximately $25,000. In accordance with SFAS No. 5, "Accounting for Contingencies", the Company continues to carry a reserve that approximates $500,000, which represents a probable and reasonably estimable amount to cover the anticipated remediation costs based on facts and circumstances known to the Company at the present time. The Company believes this project should be complete by the end of 2005 or soon thereafter.

Superfund Sites

The Company is currently involved as a potentially responsible party ("PRP") in four active cases involving waste disposal sites. In certain cases, these proceedings are at a stage where it is still not possible to estimate the ultimate cost of remediation, the timing and extent of remedial action that may be required by governmental authorities, and the amount of liability, if any, of the Company alone or in relation to that of any other PRPs. However, the costs incurred since inception for these claims have been immaterial and have been primarily covered by insurance policies, for both legal and remediation costs. In one particular case, the Company has been assessed a cost sharing percentage of 2.47% in relation to the range of estimated total cleanup costs of $17 to $24 million. The Company has confirmed sufficient insurance coverage to fully cover this liability and has recorded a liability and related insurance receivable of approximately $0.5 million, which approximates its share of the low end of the range.

In all its superfund cases, the Company has been deemed by the respective PRP administrator to be a de minimis participant and only allocated an insignificant percentage of the total PRP cost sharing responsibility. Based on facts presently known to it, the Company believes that the potential for the final results of these cases having a material adverse effect on its results of operations, financial position or cash flows is remote. These cases have been ongoing for many years and the Company believes that they will continue on for the indefinite future. No time frame for completion can be estimated at the present time.

PCB Contamination

In addition to the above proceedings, the Company worked with the Connecticut Department of Environmental Protection related to certain polychlorinated biphenyl ("PCB") contamination in the soil beneath a section of cement flooring at its Woodstock, Connecticut facility. The Company completed clean-up efforts in 2000 and has monitored the site since the clean up was completed. In the fourth quarter of 2004, additional PCB's were detected in one of the wells used for monitoring the site. The Company has reported the results to the DEP and is awaiting the government's response. The Company anticipates that it will be required to install an additional well cluster at the site and expects the cost of this new well to be approximately $40,000. Since inception, the Company has spent approximately $2.5 million in remediation and monitoring costs related to the site. The future costs of monitoring the site are expected to be de minimis and, although it is reasonably possible that the Company will incur additional remediation costs associated with the newly found PCB's, the Company cannot estimate the range of costs based on facts and circumstances known to it at the present time. The Company believes that this situation will continue for several more years, particularly considering the newly identified PCB presence at the site. No time frame for completion can be estimated at the present time.

Asbestos Litigation

Over the past several years, there has been a significant increase in certain U.S. states in asbestos-related product liability claims brought against numerous industrial companies where the third-party plaintiffs allege personal injury from exposure to asbestos-containing products. The Company has been named, along with hundreds of other companies, as a defendant in some of these claims. In virtually all of these claims filed against the Company, the plaintiffs are seeking unspecified damages, or, if an amount is specified, it merely represents jurisdictional amounts or amounts to be proven at trial.

In late 2004, the Company determined that it was reasonably prudent, based on facts and circumstances known to it at that time, to perform a formal analysis to determine its potential future liability and related insurance coverage for asbestos-related matters. This determination was made based on several factors, including the growing number of asbestos related claims and recent settlement history. As a result, National Economic Research Associates, Inc. ("NERA"), a consulting firm with expertise in the field of evaluating mass tort litigation asbestos bodily-injury claims, was engaged to assist the Company in projecting the Company's future asbestos-related liabilities and defense costs with regard to pending claims and future unasserted claims. Projecting future asbestos costs is subject to numerous variables that are extremely difficult to predict, including the number of claims that might be received, the type and severity of the disease alleged by each claimant, the long latency period associated with asbestos exposure, dismissal rates, costs of medical treatment, the financial resources of other companies that are co-defendants in claims, uncertainties surrounding the litigation process from jurisdiction to jurisdiction and from case to case, and the impact of potential changes in legislative or judicial standards, including potential tort reform. Furthermore, any predictions with respect to these variables are subject to even greater uncertainty as the projection period lengthens. In light of these inherent uncertainties, the Company's limited claims history and consultations with NERA, the Company believes that five years is the most reasonable period for recognizing a reserve for future costs, and that costs that might be incurred after that period are not reasonably estimable at this time. As a result, the Company also believes that its ultimate net asbestos-related contingent liability (i.e., its indemnity or other claim disposition costs plus related legal fees) cannot be estimated with certainty.

As part of this process, Marsh Risk Consulting ("Marsh"), a consulting firm with expertise in the field of evaluating insurance coverage and the likelihood of recovery for claims, was retained to assist the Company in projecting the extent of its insurance coverage related to these claims. Marsh's conclusions were based primarily on a review of the Company's coverage history, application of reasonable assumptions on the allocation of coverage consistent with industry standards, an assessment of the creditworthiness of insurance carriers, analysis of applicable deductibles, retentions and policy limits, and the experience of NERA and a review of NERA's report.

Based on the results of these studies, the Company recorded a reserve at January 2, 2005 for its estimated bodily injury liabilities for asbestos-related matters for the five-year period through 2009 in the undiscounted amount of $36.2 million, including damages and defense costs, and a receivable for its estimated insurance recovery of $36.0 million, which represents probable and reasonably estimable amounts for both the potential liability and related insurance recovery at the present time. These amounts were based on currently known facts and a number of assumptions. However, projecting future events, such as the number of new claims to be filed each year, the average cost of disposing of each such claim, coverage issues among insurers, and the continuing solvency of various insurance companies, as well as numerous uncertainties surrounding asbestos litigation in the United States, could cause the actual liability and insurance recoveries for the Company to be higher or lower than those projected or recorded.

There can be no assurance that the Company's accrued asbestos liabilities will approximate its actual asbestos-related settlement and defense costs, or that its accrued insurance recoveries will be realized. The Company believes that it is reasonably possible that it will incur additional charges for its asbestos liabilities and defense costs in the future, which could exceed existing reserves, but cannot estimate such excess amount at this time. The Company will continue to vigorously defend itself and believes it has substantial unutilized insurance coverage to mitigate future costs related to this matter. Given the inherent uncertainty in making future projections, the Company plans to have the projections of current and future asbestos claims periodically re-examined, and the Company will update them if needed based on the Company's experience, changes in the underlying assumptions that formed the basis for NERA's and Marsh's models, and other relevant factors, such as changes in the tort system.

For additional information regarding the Company's asbestos litigation matters, see "Legal Proceedings" (Item 3) and footnote 10 to the consolidated financial statements ("Commitments and Contingencies").

Other Environmental Matters

In 2004, the Company became aware of a potential environmental matter at its facility in Korea involving possible soil contamination. The Company is currently in the initial stages of performing an assessment on the site to determine if any contamination exists. At present, it is not possible to determine the likelihood or to reasonably estimate the cost of any potential adverse outcome based on the facts and circumstances currently known to the Company.

The Company is also aware of a potential environmental matter involving soil contamination at one of its European facilities. The Company is currently assessing this matter and believes that it is probable that a loss contingency exists relating to this site and that a reasonably estimable range of loss is between $200,000 and $400,000. The Company has recorded a reserve that approximates the low end of the range at January 2, 2005.

In addition to the above issues, the nature and scope of the Company's business brings it in regular contact with the general public and a variety of businesses and government agencies. Such activities inherently subject the Company to the possibility of litigation, including environmental and product liability matters that are defended and handled in the ordinary course of business. The Company has established accruals for matters for which management considers a loss to be probable and reasonably estimable. It is the opinion of management that facts known at the present time do not indicate that such litigation, after taking into account insurance coverage and the aforementioned accruals, will have a material adverse impact on the results of operations, financial position, or cash flows of the Company.

For additional discussion on the Company's environmental and litigation matters, see footnote 10 to the consolidated financial statements ("Commitments and Contingencies").

Recent Accounting Standards

FASB Statement No. 123R

On December 16, 2004, the FASB issued FASB Statement No. 123 (revised 2004), "Share Based Payment" ("SFAS 123R"), which is a revision of FASB Statement No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"). SFAS 123R supersedes APB Opinion No. 25, "Accounting for Stock Issued to Employees", and amends FASB Statement No. 95, "Statement of Cash Flows." Generally, the approach in SFAS 123R is similar to the approach described in SFAS 123. However, SFAS 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. Pro forma disclosure is no longer an alternative.

SFAS 123R must be adopted in the first interim period beginning after June 15, 2005. SFAS 123R permits public companies to adopt its requirements using one of two methods:

     1. A "modified prospective" method in which compensation cost is recognized beginning with the effective date (a) based on the requirements of SFAS 123R for all share-based payments granted after the effective date and (b) based on the requirements of SFAS 123 for all awards granted to employees prior to the effective date of SFAS 123R that remain unvested on the effective date.

     2. A "modified retrospective" method which includes the requirements of the modified prospective method described above, but also permits entities to restate based on the amounts previously recognized under SFAS 123 for purposes of pro forma disclosures either (a) all prior periods presented or (b) prior interim periods of the year of adoption.

As permitted by SFAS 123, the Company currently accounts for share-based payments to employees using Opinion 25's intrinsic value method and, as such, generally recognizes no compensation cost for employee stock options. The impact of adoption of SFAS 123R cannot be predicted at this time because it will depend on levels of share-based payments granted in the future. However, had we adopted SFAS 123R in prior periods, the impact of that standard would have approximated the impact of SFAS 123 as described in the disclosure of pro forma net income and earnings per share in Note 1 to our consolidated financial statements. SFAS 123R also requires the benefits of tax deductions in excess of recognized compensation cost to be reported as a financing cash flow, rather than as an operating cash flow as required under current literature. This requirement will reduce net operating cash flows and increase net financing cash flows in periods after adoption. While the Company cannot estimate what those amounts will be in the future (because they depend on, among other things, when employees exercise stock options), the amount of operating cash flows recognized in prior periods for such excess tax deductions were $4.3 million, $3.5 million, and $0.6 million in 2004, 2003 and 2002, respectively.

FSP No. 106-2

In May 2004, the FASB issued Financial Statement Position 106-2, which provides accounting guidance to sponsors of postretirement health care plans that are impacted by the Medicare Prescription Drug Improvement and Modernization Act of 2003 (the "Act"). The FSP is effective for interim or annual periods beginning after June 15, 2004. Although detailed regulations necessary to implement the Act have not yet been finalized, the Company believes that drug benefits offered to the salaried retirees under Postretirement Welfare plans will qualify for the subsidy under Medicare Part D. The effects of this subsidy were factored into the Company's 2004 annual expense. The reduction in the benefit obligation attributable to past service cost was approximately $545,000 and has been reflected as an actuarial gain. The reduction in expense for 2004 related to the Act is approximately $126,000.

FASB Statement No. 151

In November 2004, the FASB issued SFAS No. 151, "Inventory Costs - An Amendment of ARB No. 43, Chapter 4" ("SFAS 151"). SFAS 151 amends the guidance in Accounting Research Bulletin No. 43, Chapter 4, "Inventory Pricing," to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and spoilage. Among other provisions, the new rule requires that these items be recognized as current-period charges regardless of whether they meet the criterion of "so abnormal" as stated in ARB No. 43. Additionally, SFAS 151 requires that the allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. SFAS 151 is effective for fiscal years beginning after June 15, 2005 and is required to be adopted by the Company in the first quarter of fiscal 2006. The Company is currently evaluating the effect that the adoption of SFAS 151 will have on its consolidated results of operations and financial condition but does not expect SFAS 151 to have a material impact.

Critical Accounting Policies

The Company's Consolidated Financial Statements are prepared in accordance with U.S. generally accepted accounting principles, which require management to make estimates, judgments and assumptions that affect the amounts reported in the financial statements and accompanying notes. Management bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances and believes that appropriate reserves have been established that are based on reasonable methodologies and appropriate assumptions based on facts and circumstances known to the Company; however, actual results may differ from these estimates under different assumptions or conditions. An accounting policy is deemed to be critical if it requires an accounting estimate to be made based on assumptions that are highly judgmental and uncertain at the time the estimate is made, if different estimates could reasonably have been used; or if changes to those estimates are reasonably likely to periodically occur that could affect the amounts carried in the financial statements. These critical accounting policies are as follows:

Environmental and Product Liabilities

The Company accrues for its environmental investigation, remediation, operating and maintenance costs when it is probable that a liability has been incurred and the amount can be reasonably estimated. For environmental matters, the most likely cost to be incurred is accrued based on an evaluation of currently available facts with respect to each individual site, including existing technology, current laws and regulations and prior remediation experience. For sites with multiple PRP's, the Company considers its likely proportionate share of the anticipated remediation costs and the ability of the other parties to fulfill their obligations in establishing a provision for those costs. Where no amount within a range of estimates is more likely to occur than another, the minimum is accrued. When future liabilities are determined to be reimbursable by insurance coverage, an accrual is recorded for the potential liability and a receivable is recorded related to the insurance reimbursement. The Company is exposed to the uncertain nature inherent in such remediation and the possibility that initial estimates will not reflect the final outcome of a matter.

In late 2004, the Company determined that it was reasonably prudent, based on facts and circumstances known to it at that time, to perform a formal analysis to determine its potential future liability and related insurance coverage for asbestos-related matters. This determination was made based on several factors, including the growing number of asbestos related claims and recent settlement history. Projecting future asbestos costs is subject to numerous variables that are extremely difficult to predict, including the number of claims that might be received, the type and severity of the disease alleged by each claimant, the long latency period associated with asbestos exposure, dismissal rates, costs of medical treatment, the financial resources of other companies that are co-defendants in claims, uncertainties surrounding the litigation process from jurisdiction to jurisdiction and from case to case, and the impact of potential changes in legislative or judicial standards, including potential tort reform. Furthermore, any predictions with respect to these variables are subject to even greater uncertainty as the projection period lengthens. In light of these inherent uncertainties, the Company's limited claims history and consultations with NERA, the Company believes that five years is the most reasonable period for recognizing a reserve for future costs, and that costs that might be incurred after that period are not reasonably estimable at this time. As a result, the Company also believes that its ultimate net asbestos-related contingent liability (i.e., its indemnity or other claim disposition costs plus related legal fees) cannot be estimated with certainty.

The models developed for determining the potential exposure and related insurance coverage were developed by outside consultants deemed to be experts in their respective fields. The models required the Company to make numerous assumptions that significantly impacted the results generated by the models. The Company believes the assumptions made are reasonable at the present time, but are subject to uncertainty based on the actual future outcome of its asbestos litigation. The liability model determined the Company's future liability annually for a 50-year period. The Company believes, based on the limited amount of settlement and claims history currently known to it, that a reasonable future time frame to quantify its liability is 5 years, resulting in a liability of approximately $36.2 million, which is substantially offset by an insurance receivable of $36.0 million. The impact of changing this assumption from 5 years to 7 years would be an increase to the liability of $15.7 million and an increase to the insurance receivable of $15.3 million; conversely, the impact of changing this assumption from 5 years to 3 years would be a decrease to the liability and corresponding insurance receivable of $15.3 million.

Given the inherent uncertainty in making future projections, the Company plans to have the projections of current and future asbestos claims periodically re-examined, and the Company will update them if needed based on the Company's experience, changes in the underlying assumptions that formed the basis for NERA's and Marsh's models, and other relevant factors, such as changes in the tort system. There can be no assurance that the Company's accrued asbestos liabilities will approximate its actual asbestos-related settlement and defense costs, or that its accrued insurance recoveries will be realized. The Company believes that it is reasonably possible that it will incur additional charges for its asbestos liabilities and defense costs in the future, which could exceed existing reserves, but cannot estimate such excess amount at this time.

Income Taxes

SFAS No. 109, "Accounting for Income Taxes", establishes financial accounting and reporting standards for the effect of income taxes. The objective of accounting for income taxes is to recognize the amount of taxes payable or refundable for the current year and the deferred tax liabilities and assets for the future tax consequences of events that have been recognized in the Company's financial statements. The Company is subject to income taxes in the Untied States and in numerous foreign jurisdictions. Significant judgment is required in determining the Company's worldwide income tax position as well as its effective tax rate. Although the Company believes its tax estimates are reasonable, the final determination of certain transactions and tax audits could be materially different than that which is reflected in historical income tax provisions and accruals. For sensitivity analysis purposes, a 1% increase/decrease in the Company's effective tax rate at year-end 2004 would affect net income by approximately $0.5 million.

Inventory Allowances

The Company maintains an obsolescence and slow-moving allowance for inventory. Products and materials that are specifically identified as obsolete are fully reserved. Most products that have been held in inventory greater than one year are fully reserved unless there are mitigating circumstances, including forecasted sales or current orders for the product. The remainder of the allowance is based on management's estimates and fluctuates with market conditions, design cycles and other economic factors. Risks associated with this allowance include unforeseen changes in business cycles that could affect the marketability of certain products and an unforecasted decline in current production. Management closely monitors the market place and related inventory levels and has historically maintained reasonably accurate allowance levels. In addition, the Company values certain inventories using the last-in, first-out ("LIFO") method. Accordingly, a LIFO valuation reserve is calculated using the link chain index method and is maintained to properly value these inventories. The Company's obsolescence reserve has ranged from 9.5% to 13.5% of gross inventory over the last three years. A 100 basis point adjustment to the 2004 obsolescence reserve would change the reserve by approximately $0.6 million.

Valuation of Goodwill and Indefinite-Lived Intangible Assets

SFAS No. 142, "Goodwill and Other Intangible Assets," classifies intangible assets into three categories: (1) intangible assets with definite lives subject to amortization; (2) intangible assets with indefinite lives not subject to amortization; and (3) goodwill. The Company reviews goodwill and intangible assets with indefinite lives for impairment annually and/or if events or changes in circumstances indicate the carrying value of an asset may have been impaired. The Company reviews intangible assets with definite lives for impairment whenever conditions exist that indicate the carrying value may not be recoverable, such as economic downturn in a market or a change in the assessment of future operations.

Determining the fair value of a reporting unit or an indefinite-lived purchased intangible asset is judgmental in nature and requires the use of significant estimates and assumptions, including revenue growth rates and operating margins, discount rates, and future market conditions, among others. The Company believes that its rates and assumptions are reasonable, but inherently uncertain. The 2004 impairment test was performed in the fourth quarter of 2004 and did not result in an impairment charge. The excess of fair value over carrying value for each of the Company's reporting units as of November 2004, the annual testing date, ranged from approximately $3.2 million to $24.2 million. In order to evaluate the sensitivity of the analysis performed, the Company applied a hypothetical 10% decrease to the fair values of each reporting unit, which resulted in excess fair value over carrying value ranging from approximately $2.7 million to $15.6 million for each reporting unit.

Pension and Other Postretirement Benefits

The Company provides various defined benefit pension plans for its U.S. employees and sponsors three defined benefit healthcare and life insurance plans. The costs and obligations associated with these plans are dependent upon various actuarial assumptions used in calculating such amounts. These assumptions include discount rates, salary growth, long-term rate of return on plan assets, and other factors. The assumptions used by the Company are determined as follows: (i) the discount rate used is based on comparisons to the Moody's AA and AAA bond index, as well as a hypothetical yield curve that creates a reference portfolio of high-quality corporate bonds whose payments mimic the plan's benefit payment stream; (ii) the salary growth is based on the Company's historical and projected level of salary increases; and (iii) the long-term rate of return on plan assets is determined based on historical portfolio results and management's expectations of future returns. The rates used to determine the Company's costs and obligations under its pension and postretirement plans are disclosed in footnote 5 to the consolidated financial statements. Each assumption has different sensitivity characteristics. For 2004, a 25 basis point reduction in the discount rate would have increased the Company's net benefit cost by approximately $0.4 million; a 25 basis point increase in the salary growth rate used would have increased the Company's net benefit cost by approximately $0.2 million; and a 25 basis point reduction in the long-term rate of return on plan assets would have increased the Company's net benefit cost by approximately $0.2 million.

Allowance for Doubtful Accounts

The Company's allowance for doubtful accounts is determined based on a variety of factors that affect the potential collectibility of the related receivables, including length of time receivables are past due, customer credit ratings, financial stability of customer, specific one-time events and past customer history. In addition, in circumstances where the Company is made aware of a specific customer's inability to meet its financial obligations, a specific allowance is established. The majority of accounts are individually evaluated on a regular basis and appropriate reserves are established as deemed appropriate based on the criteria previously mentioned. The remainder of the reserve is based on management's estimates and takes into consideration historical trends, market conditions and the composition of the Company's customer base. The risk associated with this estimate is that the Company would not become aware of potential collectibility issues related to specific accounts and thereby become exposed to potential unreserved losses. In 2004, based on write-off history and future expectations of such write-offs, the Company adjusted this component of its allowance analysis. Originally, the Company deemed this reserve necessary as it was expanding into Asia and did not have as much visibility into customers in the Far East. Since the Company has been active in Asia for a few years and has been able to manage this market successfully, the Company deemed it reasonable to reduce this reserve by approximately $0.4 million in 2004.

Historically, the Company's estimates and assumptions around the allowance have been reasonably accurate and the Company has processes and controls in place to closely monitor customers and potential credit issues. Historically over the past three years, the Company's allowance as a percentage of total receivables has ranged from 2.5% to 3.5%. A 50 basis point increase in the Company's current year receivable percentage would increase its allowance reserve by approximately $0.3 million.

Market Risk

Currently, the Company is exposed to market risk from changes in foreign exchange rates. The Company does not use derivative instruments for trading or speculative purposes. The Company monitors foreign exchange and interest rate risks and manages such risks on specific transactions. The risk management process primarily uses analytical techniques and sensitivity analysis.

The Company has various borrowing facilities where the interest rates, although not fixed, are relatively low. Currently, an increase in the associated interest rates would not significantly impact interest expense on these facilities, as the Company currently has no debt.

The fair value of the Company's investment portfolio or the related interest income would not be significantly impacted by either a 100 basis point increase or decrease in interest rates due mainly to the size and short-term nature of the Company's investment portfolio and the relative insignificance of interest income to consolidated pretax income.

The Company's financial results are affected by changes in foreign exchange rates and economic conditions in foreign countries in which the Company does business. The Company's primary overseas markets are in Europe and Asia; thus exposing the Company to exchange rate risk from fluctuations in the Euro and the various currencies used in the Far East. Exposure to variability in currency exchange rates is mitigated, when possible, through the use of natural hedges, whereby purchases and sales in the same foreign currency and with similar maturity dates offset one another; however, no such material hedges were outstanding at year-end. The Company can initiate hedging activities by entering into foreign exchange forward contracts with third parties when the use of natural hedges is not possible or desirable. In 2004, a 10% increase/decrease in exchange rates would have resulted in a translation increase/decrease to sales of approximately $7.6 million, to net income of approximately $0.5 million and to equity of approximately $4.8 million.

Forward-Looking Information

Certain statements in this Management's Discussion and Analysis section and in other parts of this annual report may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on management's expectations, estimates, projections, and assumptions. Words such as "expects," "anticipates," "intends," "believes," "estimates," and variations of such words and similar expressions are intended to identify such forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results or performance of the Company to be materially different from any future results or performance expressed or implied by such forward-looking statements. Such factors include, but are not limited to, changing business, economic, and political conditions both in the United States and in foreign countries; increasing competition; changes in product mix; the development of new products and manufacturing processes and the inherent risks associated with such efforts; the outcome of current and future litigation; the accuracy of the Company's analysis of its asbestos-related exposure and insurance coverage; changes in the availability and cost of raw materials; fluctuations in foreign currency exchange rates; environmental and product liability matters; and any difficulties in integrating acquired businesses into the Company's operations. Such factors also apply to the Company's joint ventures. The Company makes no commitment to update any forward-looking statement or to disclose any facts, events, or circumstances after the date hereof that may affect the accuracy of any forward-looking statements. Additional information about certain factors that could cause actual results to differ from such forward-looking statements include, but are not limited to, the following:

Technology and Product Development

The Company's future results depend upon its ability to continue to develop new products and improve its product and process technologies. The Company's success in this effort will depend upon the Company's ability to anticipate market requirements in its product development efforts, the acceptance and continued commercial success of the end user products for which the Company's products have been designed, and the Company's ability to adapt to technological changes and to support established and emerging industry standards.

In particular, the communications market is characterized by frequent new product introductions, evolving industry standards, rapid changes in product and process technologies, price competition and many new potential applications. The products that the Company manufactures and sells to the communications market are relatively new. To continue to be successful in this area, the Company must be able to consistently manufacture and supply materials that meet the demanding expectations of customers for quality, performance and reliability at competitive prices. The timely introduction by the Company of such new products could be affected by engineering or other development program slippages and problems in effectively and efficiently increasing production to meet customer needs. In addition, the markets for computers and related equipment, such as printers and electronic portable hand-held devices, are characterized by rapid technological change, significant pricing pressures and short lead times. Because the Company manufactures and sells its own materials to meet the needs of these markets, the Company's results may be affected by these factors.

Volatility of Demand

The computer and related equipment industry and the communications industry have historically been characterized by wide fluctuations in product supply and demand. From time-to-time, these industries have experienced significant downturns, often in connection with, or in anticipation of, maturing product cycles and declines in general economic conditions. These downturns have been characterized by diminished product demand, production over-capacity and accelerated price erosion. The Company's business may in the future be materially and adversely affected by such downturns.

Environmental and Product Liability Litigation

As discussed in footnote 10 to the consolidated financial statements, the Company is subject to a variety of claims and lawsuits. The Company is currently engaged in proceedings involving four waste disposal sites, as a participant in a group of PRP's. The Company's estimation of environmental liabilities is based on an evaluation of currently available information with respect to each individual situation, including existing technology, presently enacted laws and regulations, and the Company's past experience in the addressing of environmental matters. Although current regulations impose potential joint and several liability upon each named party at any Superfund site, the Company expects its contribution for cleanup to be limited due to the number of other PRP's, and the Company's share of the contributions of alleged waste to the sites, which the Company believes is de minimis. However, there can be no assurances that the Company's estimates will not be disputed or that any ultimate liability concerning these sites will not have a material adverse effect on the Company.

The Company is also involved in certain asbestos-related product liability litigation. The level of such litigation has escalated in certain U.S. states in the past several years and involves hundreds of companies that have been named as defendants. The Company believes it has sufficient insurance to cover all material costs of these claims and that it has valid defenses to these claims and intends to defend itself vigorously in these matters. However, there can be no assurances that the ultimate resolution of these matters will be consistent with Company expectations and will not have a material adverse effect on the Company.

Capital Expenditures

The level of anticipated 2005 capital expenditures and the anticipated benefits to be derived from such expenditures could differ significantly from the forecasted amounts due to a number of factors including, but not limited to: changes in design, differences between the anticipated and actual delivery dates for new machinery and equipment, problems with the installation and start-up of such machinery and equipment, delays in the construction or modifications of buildings and delays caused by the need to address other business priorities, as well as changes in customer demand for the products the Company manufactures.

Raw Materials

The Company from time to time must procure certain raw materials from single or limited sources that expose the Company to vulnerability to price increases and the varying quality of the material. In addition, the inability of the Company to obtain these materials in required quantities could result in significant delays or reductions in its own product shipments. In the past, the Company has been able to purchase sufficient quantities of raw materials to sustain production until alternative materials and production processes could be requalified with customers. However, any inability of the Company to obtain timely deliveries of materials of acceptable quantity or quality, or a significant increase in the prices of materials, could materially and adversely affect the Company's operating results.

Foreign Manufacturing and Sales

The Company's international manufacturing and sales involve risks, including imposition of governmental controls, currency exchange fluctuation, potential insolvency of international customers, reduced protection for intellectual property rights, the impact of recessions in foreign countries, political instability, employee selection and retention and generally longer receivable collection periods, as well as tariffs and other trade barriers. There can be no assurance that these factors will not have an adverse effect on the Company's future international manufacturing and sales, and consequently, on the Company's business, operating results and financial condition.

Acquisitions and Divestitures

Acquisitions are an important component of the Company's growth strategy. Accordingly, the Company's future performance will be impacted by its ability to identify appropriate businesses to acquire, negotiate favorable terms for such acquisitions and then effectively and efficiently integrate such acquisitions into the Company's existing businesses. There is no certainty that the Company will succeed in such endeavors.

In relation to acquisitions and divestitures undertaken, it is common for the Company to structure the transactions to include earn-out and/or intellectual property royalty agreements that generally are tied to the performance of the underlying products or business acquired or divested. Accordingly, the Company's future performance will be impacted by the respective performances of the products and/or businesses divested and the successful utilization of products and/or businesses acquired. In addition, there is no guarantee that these underlying products and/or businesses will perform as forecasted at the time the associated transactions were consummated.

Other Information

The foregoing list of important factors does not include all such factors that could cause actual results to differ from forward-looking statements contained in this report, nor are such factors necessarily presented in order of importance.

                                                                      Exhibit 13


SELECTED FINANCIAL DATA

(Dollars in thousands, except per share amounts)

                                            2004*          2003**       2002***         2001        2000
                                          ----------------------------------------------------------------
SALES AND INCOME

Net Sales                                  $365,002       $243,329      $219,438       $216,037    $248,215
Income Before Income Taxes                   46,779         35,034        24,809         20,979      37,634
Net Income                                   40,098         26,275        18,607         15,734      26,720

PER SHARE DATA

Basic                                          2.45           1.67          1.20           1.03       1.79
Diluted                                        2.34           1.61          1.16            .98       1.69
Book Value                                    17.12          14.18          11.81         10.62       9.65

FINANCIAL POSITION

Current Assets                              172,934        127,097         89,775        84,916      92,849
Current Liabilities                          57,387         50,023         34,780        29,692      38,745
Ratio of Current Assets to

     Current Liabilities                   3.0 to 1       2.5 to 1      2.5 to 1       2.9 to 1    2.4 to 1
Cash, Cash Equivalents, and
     Short-Term Investments                  39,967         34,481         28,928        20,891      10,100
Working Capital                             115,547         77,074         54,995        55,224      54,104
Property, Plant and Equipment-Net           140,384        131,157         99,883        98,454      94,199
Total Assets                                405,195        314,440        257,701       223,809     221,514
Long-Term Debt less Current
     Maturities                                  --             --             --         1,315       9,116
Shareholders' Equity                        281,367        226,869        183,038       163,062     145,813
Long-Term Debt as a Percentage
     of Shareholders' Equity                      0%             0%             0%            1%          6%

OTHER DATA

Depreciation and Amortization                18,068         13,615         13,571        13,712      12,507
Research and Development Expenses            20,490         13,665         13,596        12,570      12,493
Capital Expenditures                         28,131         17,951         22,682        18,032      22,744
Number of Employees (Average)                 1,728          1,197          1,251         1,376       1,358
Net Sales per Employee                          211            203            175           157         183
Number of Shares Outstanding
   At Year-End                           16,437,790     15,995,713     15,496,261   15,356,284   15,102,670


* 2004 consolidated results include a $5.0 million adjustment to decrease tax expense (see footnote 10).

** 2003 consolidated results include three months of operations of Durel Corporation (acquired on September 30, 2003).

***  Moldable Composites Division was divested in the fourth quarter of 2002.

CONSOLIDATED BALANCE SHEETS
                                                                  January 2,   December 28,
(Dollars in thousands, except per share amounts)                    2005          2003
                                                                -----------   ------------
ASSETS
   Current Assets:
    Cash and Cash Equivalents                                   $    37,967   $    31,476
    Short-Term Investments                                            2,000         3,005
    Accounts Receivable, Less Allowance for Doubtful
        Accounts of $1,795 and $1,446                                57,264        52,981
    Accounts Receivable from Joint Ventures                           5,176         3,178
    Note Receivable, Current                                          2,100         2,100
    Inventories                                                      49,051        27,501
    Current Deferred Income Taxes                                     9,064         4,914
    Asbestos-related Insurance Receivables                            7,154          --
    Other Current Assets                                              3,158         1,942
                                                                -----------   -----------
           Total Current Assets                                     172,934       127,097

    Notes Receivable                                                  4,200         7,800
    Property, Plant and Equipment, Net of Accumulated
       Depreciation of $111,215 and $104,885                        140,384       131,157
    Investments in Unconsolidated Joint Ventures                     18,671        10,741
    Pension Asset                                                     5,831         6,886
    Goodwill                                                         21,928        16,671
    Other Intangible Assets                                           7,144         8,450
    Asbestos-related Insurance Receivables, noncurrent               28,803          --
    Other Assets                                                      5,300         5,638
                                                                -----------   -----------
           Total Assets                                         $   405,195   $   314,440
                                                                ===========   ===========
LIABILITIES AND SHAREHOLDERS' EQUITY
   Current Liabilities:
    Accounts Payable                                            $    21,117   $    20,442
    Accrued Employee Benefits and Compensation                       18,427        15,359
    Accrued Income Taxes Payable                                      8,177         9,104
    Asbestos-Related Liabilities                                      7,154          --
    Other Accrued Liabilities                                         2,512         5,118
                                                                -----------   -----------
         Total Current Liabilities                                   57,387        50,023

    Deferred Income Taxes                                            14,111        14,058
    Pension Liability                                                14,757        14,909
    Retiree Health Care and Life Insurance Benefits                   6,483         6,198
    Asbestos-Related Liabilities                                     29,045          --
    Other Long-Term Liabilities                                       2,045         2,383
    Commitments and Contingencies                                      --            --
   Shareholders' Equity:
      Capital Stock, $1 Par Value:
         Authorized Shares 50,000,000; Issued and Outstanding
         Shares 16,437,790 and 15,995,713                            16,437        15,995
      Additional Paid-In Capital                                     41,769        31,659
      Retained Earnings                                             214,418       174,320
     Accumulated Other Comprehensive Income                           8,743         4,895
                                                                -----------   -----------
         Total Shareholders' Equity                                 281,367       226,869
                                                                -----------   -----------
         Total Liabilities and Shareholders' Equity             $   405,195   $   314,440
                                                                ===========   ===========


The accompanying notes are an integral part of the consolidated financial statements.

CONSOLIDATED STATEMENTS OF INCOME

For each of the years in the three-year period ended January 2, 2005


(Dollars in thousands, except per share amounts)        2004          2003            2002
                                                  -----------    ------------   -------------
Net Sales                                         $    365,002   $    243,329   $    219,438

    Cost of Sales                                      251,811        164,789        150,183
    Selling and Administrative Expenses                 58,410         43,304         41,485
    Research and Development Expenses                   20,490         13,665         13,596
                                                  ------------   -----------    ------------
 Total Costs and Expenses                              330,711        221,758        205,264
                                                  ------------   -----------    ------------

 Operating Income                                       34,291         21,571         14,174

 Equity Income in Unconsolidated Joint Ventures          6,097          6,571          8,705
 Other Income Less Other Charges                         6,131          6,572          2,156
 Interest Income (Expense), Net                            260            320           (226)
                                                  ------------   -----------    ------------

 Income Before Income Taxes                             46,779         35,034         24,809

 Income Taxes                                            6,681          8,759          6,202
                                                  ------------   -----------    ------------
 Net Income                                       $     40,098   $     26,275   $     18,607
                                                  ============   ============   ============
 Net Income Per Share:
    Basic                                         $       2.45   $       1.67   $       1.20
    Diluted                                       $       2.34   $       1.61   $       1.16

 Shares Used in Computing:
     Basic                                          16,380,972     15,774,744     15,470,697
     Diluted                                        17,103,583     16,318,885     16,023,273


The accompanying notes are an integral part of the consolidated financial statements.


CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

For each of the years in the three-year period ended January 2, 2005


                                                                                     Accumulated
                                                              Additional                Other           Total
                                                Capital       Paid-In     Retained   Comprehensive   Shareholders'
(Dollars in thousands)                           Stock        Capital     Earnings   Income (Loss)      Equity
                                               ----------    ---------   ----------   -----------   ----------
Balance at December 30, 2001                    $  15,356    $  22,298    $ 129,438   $  (4,030)   $ 163,062

Comprehensive Income:
    Net Income                                       --           --         18,607        --         18,607
    Other Comprehensive Income (Loss):
        Foreign Currency Translation                 --           --           --         4,172        4,172
        Minimum Pension Liability, net of tax        --           --           --        (4,835)      (4,835)
                                                                                                    ---------
    Total Comprehensive Income                                                                        17,944
Stock Options Exercised                               152        1,697         --          --          1,849
Stock Issued to Directors                               7          319         --          --            326
Shares Reacquired                                     (41)      (1,262)        --          --         (1,303)
Shares Issued                                          22          504         --          --            526
Tax Benefit on Stock Options Exercised               --            634         --          --            634
                                                ----------   ---------    ---------    ---------    ---------
Balance at December 29, 2002                       15,496       24,190      148,045      (4,693)     183,038

Comprehensive Income:
    Net Income                                       --           --         26,275        --         26,275
    Other Comprehensive Income:
        Foreign Currency Translation                 --           --           --         5,864        5,864
        Minimum Pension Liability, net of tax        --           --           --         3,724        3,724
                                                                                                    ---------
    Total Comprehensive Income                                                                        35,863
Stock Options Exercised                               561        6,528         --          --          7,089
Stock Issued to Directors                               8          232         --          --            240
Shares Reacquired                                    (100)      (3,307)        --          --         (3,407)
Shares Issued                                          30          549         --          --            579
Tax Benefit on Stock Options Exercised               --          3,467         --          --          3,467
                                                ----------   ---------    ---------    ---------    ---------
Balance at December 28, 2003                       15,995       31,659      174,320       4,895      226,869

Comprehensive Income:
    Net Income                                       --           --         40,098        --         40,098
    Other Comprehensive Income:
        Foreign Currency Translation                 --           --           --         3,725        3,725
        Minimum Pension Liability, net of tax        --           --           --           123          123
                                                                                                     --------
    Total Comprehensive Income                                                                        43,946
Stock Options Exercised                               537       10,679         --          --         11,216
Stock Issued to Directors                               4          251         --          --            255
Shares Reacquired                                     (51)      (2,753)        --          --         (2,804)
Shares Issued                                          22          697         --          --            719
Share Buyback                                         (70)      (3,111)        --          --         (3,181)
Tax Benefit on Stock Options Exercised               --          4,347         --          --          4,347
                                                ----------   ---------    ---------    ---------    ---------
Balance at January 2, 2005                      $  16,437    $  41,769    $ 214,418   $   8,743    $ 281,367
                                                =========    =========    =========   =========    =========

The accompanying notes are an integral part of the consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

For each of the years in the three-year period ended January 2, 2005
(Dollars in thousands)
                                                                                  2004       2003        2002
Operations
  Net Income                                                                   $ 40,098    $ 26,275    $ 18,607
  Adjustments to Reconcile Net Income to Cash Provided by
     Operating Activities:
        Depreciation and Amortization                                            18,068      13,615      13,571
        Deferred Income Taxes                                                    (2,681)      4,828       2,561
        Tax Benefit Related to Stock Award Plans                                  4,347       3,467         634
        Equity in Undistributed Income of Unconsolidated Joint Ventures, Net     (6,097)     (6,571)     (8,705)
        Loss (Gain) on Disposition/Sale of Assets                                  (947)        250         860
        Pension and Postretirement Benefits                                       1,312      (3,559)      2,954
        Other, Net                                                                1,411        (241)       (908)
  Changes in Operating Assets and Liabilities Excluding
     Effects of Acquisition and Disposition of Businesses:
        Accounts Receivable                                                      (5,100)    (11,579)    (10,207)
        Inventories                                                             (20,509)     (1,664)      3,627
        Other Current Assets                                                     (1,094)       (453)       (170)
        Accounts Payable and Other Accrued Liabilities                             (206)      5,294       3,203
                                                                               --------    --------    --------
Net Cash Provided by Operating Activities                                        28,602      29,662      26,027

Investing Activities
  Capital Expenditures                                                          (28,131)    (17,951)    (22,682)
  Acquisition of Businesses, Net of Cash Acquired                                (3,408)    (17,656)     (8,060)
  Proceeds from Sale of Property, Plant and Equipment                             4,773        --          --
  Dividends Received from (Investment in) Unconsolidated Joint Ventures, Net     (1,833)      4,494       2,962
  Proceeds from (Purchase of) Short-Term Investments                              1,006       3,624      (6,628)
  Proceeds from Repayments of Loans to Joint Ventures                              --          --         5,000
  Proceeds from (Investment in) Notes Receivable                                   --         2,100      (1,500)
  Proceeds from Other Investing Activities                                           49         568        --
  Proceeds from Disposition of Business                                            --          --        10,300
                                                                               --------    --------    --------
Net Cash Used in Investing Activities                                           (27,544)    (24,821)    (20,608)

Financing Activities
  Proceeds from Sale of Capital Stock, Net                                        8,150       3,682         673
  Proceeds from Issuance of Shares to Employee Stock Ownership Plan                 719         579         526
  Purchase of Stock                                                              (3,181)       --          --
  Proceeds from Short- and Long-Term Borrowings                                    --          --         4,463
  Repayments of Debt Principal                                                     --          --        (6,522)
  Repayment of Life Insurance Loans                                                --          --        (3,087)
Net Cash Provided by (Used in) Financing Activities                               5,688       4,261      (3,947)
                                                                               --------    --------    --------
Effect of Exchange Rate Changes on Cash                                            (255)         74         (63)
                                                                               --------    --------    --------
Net Increase in Cash and Cash Equivalents                                         6,491       9,176       1,409
Cash and Cash Equivalents at Beginning of Year                                   31,476      22,300      20,891
                                                                               --------    --------    --------
Cash and Cash Equivalents at End of Year                                       $ 37,967    $ 31,476    $ 22,300
                                                                               ========    ========    ========
Supplemental Disclosure of Noncash Investing Activities
   Note Received from Sale of Business                                         $   --      $   --      $ 10,500
   Escrow Associated with Divestiture of Business                                  --          --           200
   Receivable for Closing Balance Sheet Adjustments                                --          --           509
   Contribution of Shares to Fund Employee Stock Ownership Plan                     689         838         664

The accompanying notes are an integral part of the consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

Rogers Corporation manufactures specialty materials, which are sold to targeted markets around the world. These specialty materials are grouped into three distinct business segments: Printed Circuit Materials include rigid circuit board laminates for high frequency printed circuits, flexible circuit board laminates for flexible interconnections, and industrial laminates for shielding of radio and electromagnetic interference, which are sold principally to printed circuit board manufacturers and equipment manufacturers for applications in the computer, portable communication, communication infrastructure, defense and consumer markets; High Performance Foams include urethane foams, silicone materials, and polyolefin foams, which are sold principally to manufacturers in the portable communication, communication infrastructure, computer, ground transportation, aerospace and consumer markets; and Polymer Materials and Components are comprised of Endur rollers, nitrophyl floats, electroluminescent lamps and inverters, nonwoven materials, and busbars for power distribution, which are sold principally to the office equipment, ground transportation, consumer, and portable communication markets.

Principles of Consolidation

The consolidated financial statements include the accounts of Rogers Corporation
and  its  wholly-owned  subsidiaries  (the  "Company"),   after  elimination  of
intercompany accounts and transactions.

The Company operates on a 52 or 53-week fiscal year. Fiscal 2003 and 2002 were 52-week fiscal years; 2004 was a 53-week fiscal year with the extra week included in the first quarter results.

Certain prior period amounts have been reclassified to conform to the current year presentation.

Cash Equivalents

Highly liquid investments with original maturities of three months or less are considered cash equivalents. These investments are stated at cost, which approximates market value.

Short-Term Investments

Short-term investments represent investments in fixed and floating rate financial instruments with maturities of twelve months or less from time of purchase. They are classified as held-to-maturity as the Company has the ability and intent to hold these investments to the maturity date and they are recorded at amortized cost. The fair market value of held-to-maturity securities approximates amortized cost at January 2, 2005 and December 28, 2003.

Investments in Unconsolidated Joint Ventures

The Company accounts for its investments in and advances to unconsolidated joint ventures, all of which are 50% owned, using the equity method.

Foreign Currency Translation

All balance sheet accounts of foreign subsidiaries are translated at rates of exchange in effect at each year-end, and income statement items are translated at the average exchange rates for the year. Resulting translation adjustments are made directly to a separate component of shareholders' equity. Currency transaction adjustments, which are not material, are reported as income or expense.

Allowance for Doubtful Accounts

The Company's allowance for doubtful accounts is determined based on a variety of factors that affect the potential collectibility of the related receivables, including length of time receivables are past due, customer credit ratings, financial stability of customers, specific one-time events and past customer history. In addition, in circumstances where the Company is made aware of a specific customer's inability to meet its financial obligations, a specific allowance is established. The majority of accounts are individually evaluated on a regular basis and appropriate reserves are established as deemed appropriate based on the criteria previously mentioned. The remainder of the reserve is based on management's estimates and takes into consideration historical trends, market conditions and the composition of the Company's customer base.

Inventories

Inventories are valued at the lower of cost or market. Certain inventories, amounting to $3.1 million at January 2, 2005 and $1.9 million at December 28, 2003, or 6% and 7% of total Company inventories in the respective periods, are valued by the last-in, first-out ("LIFO") method. The cost of the remaining portion of the inventories was determined principally on the basis of actual first-in, first-out ("FIFO") costs.

Inventories consist of the following:

(Dollars in thousands)                                        January 2,                December 28,
                                                                    2005                        2003
                                                              ----------                 -----------
Raw materials                                                 $   16,121                 $     6,230
Work-in-process                                                   10,301                      13,190
Finished goods                                                    22,629                       8,081
                                                              $   49,051                  $   27,501


Property, Plant and Equipment

Property,  plant and  equipment  is stated on the basis of cost.  For  financial
reporting   purposes,   provisions   for   depreciation   are  calculated  on  a
straight-line basis over the following estimated useful lives of the assets:

                                                                  Years
     ------------------------------------------------------------------
     Buildings                                                 20 -- 45
     Building improvements                                     10 -- 25
     Machinery and equipment                                    5 -- 15
     Office equipment                                           3 -- 10

Goodwill and Intangible Assets

Statement of Financial Accounting Standards ("SFAS") No. 142, "Goodwill and Other Intangible Assets," classifies intangible assets into three categories:
(1) intangible assets with definite lives subject to amortization; (2) intangible assets with indefinite lives not subject to amortization; and (3) goodwill. The Company reviews goodwill and intangible assets with indefinite lives for impairment annually and/or if events or changes in circumstances indicate the carrying value of an asset may have been impaired. The Company reviews intangible assets with definite lives for impairment whenever conditions exist that indicate the carrying value may not be recoverable, such as economic downturn in a market or a change in the assessment of future operations.

Goodwill and intangible assets are considered to be impaired when the net book value of a reporting unit exceeds its estimated fair value. Fair values are primarily established using a discounted cash flow methodology. The determination of discounted cash flows is based on the business' strategic plans and long-range planning forecasts. The revenue growth rates included in the plans are management's best estimates based on current and forecasted market conditions, and the profit margin assumptions are projected by each segment based on the current cost structure and anticipated cost changes.
As part of the 2004 impairment review, the Company reassessed the useful lives of its intangible assets and determined that certain trademarks should now be amortized over 10 years. Previously, the Company had not been recording amortization on these assets as the Company estimated that these trademarks were considered indefinite-lived intangible assets. The effect of this change on the Company's results of operations, financial position and cash flows was not material.

Purchased  patents,   covenants-not-to-compete   and  licensed   technology  are
capitalized and amortized on a straight-line basis over their estimated useful lives, generally from 3 to 17 years.

Environmental and Product Liabilities

The Company accrues for its environmental investigation, remediation, operating and maintenance costs when it is probable that a liability has been incurred and the amount can be reasonably estimated. For environmental matters, the most likely cost to be incurred is accrued based on an evaluation of currently available facts with respect to each individual site, current laws and regulations and prior remediation experience. For sites with multiple potential responsible parties ("PRP's"), the Company considers its likely proportionate share of the anticipated remediation costs and the ability of the other parties to fulfill their obligations in establishing a provision for those costs. Where no amount within a range of estimates is more likely to occur than another, the minimum is accrued. When future liabilities are determined to be reimbursable by insurance coverage, an accrual is recorded for the potential liability and a receivable is recorded related to the insurance reimbursement. The Company is exposed to the uncertain nature inherent in such remediation and the possibility that initial estimates will not reflect the final outcome of a matter.

In late 2004, the Company determined that it was reasonably prudent, based on facts and circumstances known to it at that time, to perform a formal analysis to determine its potential future liability and related insurance coverage for asbestos-related matters. This determination was made based on several factors, including the growing number of asbestos related claims and recent settlement history. Projecting future asbestos costs is subject to numerous variables that are extremely difficult to predict, including the number of claims that might be received, the type and severity of the disease alleged by each claimant, the long latency period associated with asbestos exposure, dismissal rates, costs of medical treatment, the financial resources of other companies that are co-defendants in claims, uncertainties surrounding the litigation process from jurisdiction to jurisdiction and from case to case, and the impact of potential changes in legislative or judicial standards, including potential tort reform. Furthermore, any predictions with respect to these variables are subject to even greater uncertainty as the projection period lengthens. In light of these inherent uncertainties, the Company's limited claims history and consultations with NERA, the Company believes that five years is the most reasonable period for recognizing a reserve for future costs, and that costs that might be incurred after that period are not reasonably estimable at this time. As a result, the Company also believes that its ultimate net asbestos-related contingent liability (i.e., its indemnity or other claim disposition costs plus related legal fees) cannot be estimated with certainty.

The models developed for determining the potential exposure and related insurance coverage were developed by outside consultants deemed to be experts in their respective fields. The models required the Company to make numerous assumptions that significantly impacted the results generated by the models. The Company believes the assumptions made are reasonable at the present time, but are subject to uncertainty based on the actual future outcome of its asbestos litigation. The liability model projects the Company's future liability annually for a 50-year period. The Company believes, based on the limited amount of settlement and claims history currently known to it, that a reasonable future time frame to quantify its liability is five years, resulting in a liability of approximately $36.2 million as of January 2, 2005, which is substantially offset by an insurance receivable of $36.0 million.

Given the inherent uncertainty in making future projections, the Company plans to have the projections of current and future asbestos claims periodically re-examined, and the Company will update them if needed based on the Company's experience, changes in the underlying assumptions that formed the basis for NERA's and Marsh's models, and other relevant factors, such as changes in the tort system. There can be no assurance that the Company's accrued asbestos liabilities will approximate its actual asbestos-related settlement and defense costs, or that its accrued insurance recoveries will be realized. The Company believes that it is reasonably possible that it will incur additional charges for its asbestos liabilities and defense costs in the future, which could exceed existing reserves, but cannot estimate such excess amount at this time.

Fair Value of Financial Instruments

Management believes that the carrying values of financial instruments, including cash and cash equivalents, short-term investments, accounts receivable, accounts payable, and accrued liabilities approximate fair value as a result of the short-term maturities of these instruments.

Concentration of Credit Risk

The Company extends credit on an uncollateralized basis to almost all customers. Concentration of credit and geographic risk with respect to accounts receivable is limited due to the large number and general dispersion of accounts which constitute the Company's customer base. The Company periodically performs credit evaluations of its customers. At January 2, 2005 and December 28, 2003, there were no customers accounting for greater than ten percent of the Company's accounts receivable. The Company has not experienced significant credit losses on customers' accounts in 2004 and 2003.

The Company invests its excess cash principally in investment grade government and corporate debt securities. The Company has established guidelines relative to diversification and maturities that maintain safety and liquidity. These guidelines are periodically reviewed and modified to reflect changes in market conditions. The Company has not experienced any significant losses on its cash equivalents or short-term investments in 2004 and 2003.

Income Taxes

The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"), which establishes financial accounting and reporting standards for the effect of income taxes. The objective of accounting for income taxes is to recognize the amount of taxes payable or refundable for the current year and the deferred tax liabilities and assets for the future tax consequences of events that have been recognized in the entity's financial statements. The Company is subject to income taxes in the United States and in numerous foreign jurisdictions. No provision is made for U.S. income taxes on the undistributed earnings of its wholly owned foreign subsidiaries because substantially all such earnings are indefinitely reinvested in those companies. Provision for the tax consequences of distributions, if any, from consolidated foreign subsidiaries is recorded in the year the distribution is declared. Significant judgment is required in determining the Company's worldwide income tax position as well as its effective tax rate.

The Company has provided for potential liabilities due in various jurisdictions. Judgment is required in determining the worldwide income tax expense provision. In the ordinary course of global business, there are many transactions and calculations where the ultimate tax outcome is uncertain. Some of these uncertainties arise as a consequence of cost reimbursement arrangements among related entities. Although the Company believes its estimates are reasonable, no assurance can be given that the final tax outcome of these matters will not be different than that which is reflected in the historical income tax provisions and accruals. Such differences could have a material impact on the Company's income tax provision and operating results in the period in which such determination is made.

Revenue Recognition

Revenue is recognized upon delivery of products and transfer of title to customers, when persuasive evidence of an arrangement exists, the price is fixed or determinable, and collection is reasonably assured.

Pension and Retiree Healthcare and Life Insurance Benefits

The Company provides various defined benefit pension plans for its U.S. employees and sponsors three defined benefit healthcare and life insurance plans for its U.S. retirees. The costs and obligations associated with these plans are dependent upon various actuarial assumptions used in calculating such amounts. These assumptions include discount rates, salary growth, long-term rate of return on plan assets, and other factors. The assumptions used by the Company are determined as follows: (i) the discount rate used is based on comparisons to the Moody's AA and AAA bond index, as well as a hypothetical yield curve that creates a reference portfolio of high-quality corporate bonds whose payments mimic the plan's benefit payment stream; (ii) the salary growth is based on the Company's historical and projected level of salary increases; and (iii) the long-term rate of return on plan assets is determined based on historical portfolio results and management's expectations of future returns.

Net Income Per Share

The following table sets forth the computation of basic and diluted earnings per share:


(Dollars in Thousands, Except Per Share Amounts)        2004           2003          2002

Numerator:
    Net income                                      $    40,098   $    26,275   $    18,607

Denominator:
      Denominator for basic earnings per share -
        weighted-average shares                      16,380,972    15,774,744    15,470,697
      Effect of stock options                           722,611       544,141       552,576
                                                    -----------   -----------   -----------
     Denominator for diluted earnings per share -
        adjusted weighted-average shares and
        assumed conversions                          17,103,583    16,318,885    16,023,273

Basic earnings per share                            $      2.45   $      1.67   $      1.20
Diluted earnings per share                          $      2.34   $      1.61   $      1.16

Use of Estimates

The preparation of financial statements, in conformity with U.S. generally accepted accounting principles, requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Hedging Activity

The Company, on occasion, uses derivative instruments to manage certain foreign currency exposures. Derivative instruments are viewed as risk management tools by the Company and are not used for trading or speculative purposes. Derivatives used for hedging purposes must be designated and effective as a hedge of the identified risk exposure at the inception of the contract. Accordingly, changes in fair value of the derivative contract must be highly correlated with changes in the fair value of the underlying hedged item at inception of the hedge and over the life of the hedge contract.

Derivatives used to hedge forecasted cash flows associated with foreign currency commitments or forecasted commodity purchases are accounted for as cash flow hedges. Gains and losses on derivatives designated as cash flow hedges are recorded in other comprehensive income and reclassified to earnings in a manner that matches the timing of the earnings impact of the hedged transactions. The ineffective portion of all hedges, if any, is recognized currently in earnings.

Currently, the Company has outstanding forward contracts used to hedge foreign currency transactional exposures. The effects of these contracts are recorded directly to the Company's income statement as these items have not been designated as hedges. As of January 2, 2005, the Company does not have any instruments outstanding that would require hedge accounting treatment. Advertising Costs

Advertising is expensed as incurred and amounted to $1.7 million, $1.4 million, and $1.3 million for 2004, 2003, and 2002, respectively.

Variable-Interest Entities

In December 2003, the Financial Accounting Standards Board ("FASB") issued FIN No. 46 (revised December 2003), "Consolidation of Variable Interest Entities" ("FIN 46R") to address certain FIN 46 implementation issues. The Company adopted the provisions of FIN 46R in the first quarter of 2004. As a result of its review, the Company determined that it had one variable interest entity ("VIE"); however, the Company determined that it was not the primary beneficiary and, as such, did not consolidate the entity in accordance with FIN 46R. The VIE identified by the Company is Polyimide Laminate Systems, LLC ("PLS"), a 50% owned joint venture with Mitsui Chemicals, Inc. The joint venture sells adhesiveless laminates for trace suspension assemblies and was established in October 1999. Sales of PLS were approximately $18.2 million and $22.6 million in 2004 and 2003, respectively. The Company's maximum exposure to loss as a result of its involvement with PLS is limited to its equity investment, which was approximately $40,000 at January 2, 2005, and to its outstanding trade receivables if those amounts were to become uncollectible for various financial reasons, such as insolvency. In accordance with FIN 46R, the Company reviews its FIN 46R compliance whenever transactions occur that could give rise to a potential VIE, both for existing relationships and for new relationships that are entered into over the course of time.

Stock-Based Compensation

Under various plans, the Company may grant stock and stock options to directors, officers, and other key employees. Stock-based compensation awards are accounted for using the intrinsic value method prescribed in APB Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and related interpretations. Stock-based compensation costs for stock options are not reflected in net income as all options granted under the plans had an exercise price equal to market value of the underlying common stock on the date of the grant. Stock-based compensation costs for stock awards are reflected in net income over the awards' vesting period.

The Company has adopted the disclosure-only provisions of SFAS 123, "Accounting for Stock-Based Compensation" ("SFAS 123"). Accordingly, no compensation cost has been recognized in the financial statements for the stock option plans. Had compensation cost for the Company's stock option plans been determined based on the fair value at the grant date for awards in 2004, 2003, and 2002, consistent with the provisions of SFAS 123, the Company's net earnings and earnings per share would have been reduced to the pro forma amounts indicated below:


(Dollars in Thousands, Except Per Share Amounts)
                                                                                  2004                2003             2002
                                                                               ---------            --------          -------
Net income, as reported                                                        $  40,098            $ 26,275          $ 18,607
Less:  Total stock-based compensation expense
  determined under Black-Scholes option pricing model,
  net of related tax effect                                                        9,832               2,694             2,283
Pro forma net income                                                           $  30,266            $ 23,581          $ 16,324

Basic earnings per share:
  As Reported                                                                  $    2.45            $   1.67          $  1.20
  Pro Forma                                                                         1.85                1.49             1.06

Diluted earnings per share:
  As Reported                                                                      2.34                 1.61              1.16
  Pro Forma                                                                        1.77                 1.45              1.01

The effects on pro forma net income and earnings per share of expensing the estimated fair value of stock options are not necessarily representative of the effects on reported net income for future years, due to such things as the variation in vesting periods of future stock options that might be granted, the variation each year in the number of stock options granted, and the potential variations in the future assumptions used in the Black-Scholes model for calculating pro-forma compensation expense.

An average vesting period of three years was used for the assumption regarding stock options granted, except for approximately 353,000 shares that were granted in 2004 that vested immediately. These options increased 2004 pro-forma stock based compensation expense by approximately $6.4 million, or $0.37 per pro-forma diluted share. Shares obtained through the exercise of options issued under these 2004 grants, however, cannot be sold until after the fourth anniversary of the grant date.

Recent Accounting Standards

FASB Statement No. 123R

On December 16, 2004, the FASB issued FASB Statement No. 123 (revised 2004), "Share Based Payment" ("SFAS 123R"), which is a revision of SFAS 123. SFAS 123R supersedes APB Opinion No. 25, "Accounting for Stock Issued to Employees", and amends FASB Statement No. 95, "Statement of Cash Flows." Generally, the approach in SFAS 123R is similar to the approach described in SFAS 123. However, SFAS 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. Pro forma disclosure is no longer an alternative.

SFAS 123R must be adopted in the first interim period beginning after June 15, 2005. SFAS 123R permits public companies to adopt its requirements using one of two methods:

1. A "modified prospective" method in which compensation cost is recognized beginning with the effective date (a) based on the requirements of SFAS 123R for all share-based payments granted after the effective date and (b) based on the requirements of SFAS 123 for all awards granted to employees prior to the effective date of SFAS 123R that remain unvested on the effective date.
2. A "modified retrospective" method which includes the requirements of the modified prospective method described above, but also permits entities to restate based on the amounts previously recognized under SFAS 123 for purposes of pro forma disclosures either (a) all prior periods presented or (b) prior interim periods of the year of adoption.

As permitted by SFAS 123, the Company currently accounts for share-based payments to employees using Opinion 25's intrinsic value method and, as such, generally recognizes no compensation cost for employee stock options. The impact of adoption of SFAS 123R cannot be predicted at this time because it will depend on levels of share-based payments granted in the future. However, had we adopted SFAS 123R in prior periods, the impact of that standard would have approximated the impact of SFAS 123 as described in the disclosure of pro forma net income and earnings per share in Note 1 to our consolidated financial statements. SFAS 123R also requires the benefits of tax deductions in excess of recognized compensation cost to be reported as a financing cash flow, rather than as an operating cash flow as required under current literature. This requirement will reduce net operating cash flows and increase net financing cash flows in periods after adoption. While the Company cannot estimate what those amounts will be in the future (because they depend on, among other things, when employees exercise stock options), the amount of operating cash flows recognized in prior periods for such excess tax deductions were $4.3 million, $3.5 million, and $0.6 million in 2004, 2003 and 2002, respectively.

FSP No. 106-2

In May 2004, the FASB issued Financial Statement Position 106-2 ("FSP 106-2"), which provides accounting guidance to sponsors of postretirement health care plans that are impacted by the Medicare Prescription Drug Improvement and Modernization Act of 2003 (the "Act"). FSP 106-2 is effective for interim or annual periods beginning after June 15, 2004. Although detailed regulations necessary to implement the Act have not yet been finalized, the Company believes that drug benefits offered to the salaried retirees under Postretirement Welfare plans will qualify for the subsidy under Medicare Part D. The effects of this subsidy were factored into the Company's 2004 annual expense. See footnote 5 for further discussion.

FASB Statement No. 151

In November 2004, the FASB issued SFAS No. 151, "Inventory Costs - An Amendment of ARB No. 43, Chapter 4" ("SFAS 151"). SFAS 151 amends the guidance in Accounting Research Bulletin No. 43, Chapter 4, "Inventory Pricing," to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and spoilage. Among other provisions, the new rule requires that these items be recognized as current-period charges regardless of whether they meet the criterion of "so abnormal" as stated in ARB No. 43. Additionally, SFAS 151 requires that the allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. SFAS 151 is effective for fiscal years beginning after June 15, 2005 and is required to be adopted by the Company in the first quarter of fiscal 2006. The Company is currently evaluating the effect that the adoption of SFAS 151 will have on its consolidated results of operations and financial condition but does not expect SFAS 151 to have a material impact.

NOTE 2 - PROPERTY, PLANT AND EQUIPMENT


(Dollars in thousands)                                           January 2,              December 28,
                                                                       2005                      2003
                                                                -----------              ------------
Land                                                            $    10,357               $    10,978
Buildings and improvements                                           91,213                    89,372
Machinery and equipment                                             119,032                   103,815
Office equipment                                                     22,511                    19,466
Installations in process                                              8,486              _     12,411
                                                                -----------              ------------
                                                                    251,599                   236,042
Accumulated depreciation                                           (111,215)                 (104,885)
                                                                -----------              ------------
                                                                 $  140,384                $  131,157
                                                                ===========              ============

Depreciation expense was $17.7 million in 2004, $13.5 million in 2003, and $13.5 million in 2002.

NOTE 3 - GOODWILL AND OTHER INTANGIBLE ASSETS

Identifiable intangible assets are comprised of the following:

                                                                            January 2,                       December 28,
  (Dollars in thousands)                                                          2005                               2003
                                                                            ----------                       ------------
  Trademarks and patents                                                     $   2,222                          $   2,724
  Technology                                                                     5,359                              5,710
  Covenant not to compete                                                          925                                981
                                                                            ----------                          ---------
                                                                                 8,506                              9,415
  Accumulated amortization                                                      (1,362)                              (965)
                                                                            ----------                          ---------
                                                                             $   7,144                          $   8,450
                                                                            ==========                          =========

Amortization expense for 2004, 2003, and 2002 amounted to $397,000, $93,000, and $50,000, respectively. Estimated amortization expense is expected to approximate $500,000 in 2005 and 2006 and $200,000 in 2007, 2008 and 2009.

The changes in the carrying amount of goodwill for the three-year period ended January 2, 2005, by segment, is as follows:

                                                                                                 Polymer
                                                                  Printed            High        Materials
                                                                  Circuit      Performance             and
(Dollars in thousands)                                          Materials           Foams        Components        Total
                                                              -----------      -----------      -----------      ---------
Balance as of December 29, 2002 and December 28, 2003         $     5,509       $   10,637      $       525      $  16,671
Acquisition of KF, Inc.                -                                -            2,224            2,224
Cellect technology purchase price adjustment                            -            3,033                -          3,033
                                                              -----------       ----------      ------------      --------
 Balance as of January 2, 2005                                $     5,509       $   13,670      $      2,749      $ 21,928

NOTE 4 - SUMMARIZED FINANCIAL INFORMATION OF UNCONSOLIDATED JOINT VENTURES

As of January 2, 2005, the Company had four joint ventures, each 50% owned, that are accounted for by the equity method of accounting.

Joint Venture                                        Location                 Business Segment              Fiscal Year-End
----------------------------------------             ---------    ---------------------------------    ---------------------
Rogers Inoac Corporation                               Japan         High Performance Foams                  October 31
Rogers Inoac Suzhou Corporation                        China         High Performance Foams                  December 31
Polyimide Laminate Systems, LLC                         U.S.         Printed Circuit Materials               December 31
Rogers Chang Chun Technology Co., Ltd.                 Taiwan        Printed Circuit Materials               December 31

Equity income of $6.1 million, $6.6 million, and $8.7 million for 2004, 2003 and 2002, respectively, was included in the Company's consolidated results relating to these joint ventures.

In 2004, the Company established Rogers Inoac Suzhou Corporation ("RIS"), a new joint venture with Inoac Corporation for the purpose of manufacturing PORON polyurethane foam products in China. Activity at RIS commenced in the second half of 2004 and the entity recorded its first sales activity in the fourth quarter of 2004. Activity at RIS was minimal in 2004 and did not materially impact Rogers' 2004 results of operations. On September 30, 2003, the Company acquired the 50% interest of Durel owned by the Company's former joint venture partner. Accordingly, the operating results of Durel were included in the Company's consolidated results subsequent to that time. Prior to September 30, 2003, Durel was accounted for using the equity method of accounting.

The summarized financial information for these joint ventures is included in the following tables. Note that there is a difference between the Company's investment in unconsolidated joint ventures and its one-half interest in the underlying shareholders' equity of the joint ventures due primarily to two factors. First, the Company's major initial contribution to one of the joint ventures was technology that was valued differently by the joint venture than it was on the Company's books. Second, the translation of foreign currency at current rates differs from that at historical rates. Also, financial information for the years-ended December 28, 2003 and December 29, 2002 includes nine months and twelve months of Durel's results of operations, respectively.


Summarized Information for Joint Ventures:

(Dollars in thousands)                                                    January 2,               December 28,
                                                                                2005                       2003
                                                                         -----------              -------------
Current Assets                                                           $    43,426                $    24,360
Noncurrent Assets                                                             17,025                      7,619
Current Liabilities                                                           19,863                      9,817
Noncurrent Liabilities                                                             -                          5
Shareholders' Equity                                                          40,589                     22,158



(Dollars in thousands)                                               For the Years Ended:

                                                     January 2,            December 28,            December 29,
                                                           2005                    2003                    2002
                                                    -----------            ------------            ------------
Net Sales                                           $    85,200             $   106,432             $   136,861
Gross Profit                                             28,897                  38,558                  50,836
Net Income                                               13,558                  13,033                  17,790

The effect of sales made between the unconsolidated joint ventures and the Company were appropriately accounted for on a consolidated basis.

NOTE 5 - PENSION BENEFITS  AND RETIREMENT HEALTH AND LIFE INSURANCE BENEFITS

The Company has two qualified noncontributory defined benefit pension plans covering substantially all U.S. employees. The plans provide defined benefits based on years of service and final average salary. The Company also has established a nonqualified unfunded noncontributory defined benefit pension plan to restore certain retirement benefits that might otherwise be lost due to limitations imposed by federal law on qualified pension plans, as well as to provide supplemental retirement benefits for certain senior executives of the Company. Also, Durel had a qualified noncontributory defined benefit pension plan covering substantially all of its employees. As a result of the acquisition, the Company terminated the Durel plan effective December 31, 2003 and brought qualified employees into the Rogers' defined benefit plan beginning on January 1, 2004.

In addition, the Company sponsors three unfunded defined benefit health care and medical and life insurance plans for retirees. The measurement date for all plans for 2004 and 2003 is January 2, 2005 and December 28, 2003, respectively.

Obligations and Funded Status

                                                                                     Retirement Health and
 (Dollars in thousands)                                 Pension Benefits             Life Insurance Benefits
                                                        -----------------------     --------------------------
                                                          2004          2003               2004           2003
 Change in benefit obligation:

 Benefit obligation at beginning of year               $ 105,826      $ 88,832        $    8,911     $    6,328
  Service cost                                             3,932         2,731               579            412
  Interest cost                                            6,222         6,118               541            458
  Actuarial losses                                         7,771         7,695             2,001          2,382
  Benefit payments                                       (10,153)       (4,243)             (761)          (669)
  Acquisitions                                                --         4,699                --             --
  Plan amendments                                          1,515            (6)               --             --
                                                       ---------      --------        ----------    -----------
  Benefit obligation at end of year                      115,113       105,826            11,271          8,911

 Change in plan assets:

  Fair value of plan assets at beginning of year          83,860        60,542                --             --
  Actual return on plan assets                            13,640        18,455                --             --
  Employer contributions                                   3,718         5,824               761            669
  Benefit payments                                       (10,153)       (4,243)             (761)          (669)
  Acquisitions                                                --         3,282                --             --
                                                       ---------      --------        ----------    -----------
  Fair value of plan assets at end of year                91,065        83,860                --             --
                                                       ---------      --------        ----------    -----------
  Funded status                                          (24,048)      (21,966)          (11,271)        (8,911)

 Unrecognized net loss                                    17,433        16,627             3,887          2,013
 Unrecognized prior service cost                           4,114         4,019                --             --
                                                       ---------      --------        ----------    -----------
 Accrued benefit cost at end of year                   $  (2,501)    $  (1,320)         $ (7,384)     $  (6,898)
                                                       ==========    =========        ==========     ==========




Amounts recognized in the statement of financial position consist of:


                                                                                       Retirement Health and
                                                          Pension Benefits            Life Insurance Benefits
                                                      ------------------------      ---------------------------
(Dollars in thousands)                                     2004          2003           2004          2003
                                                      ----------     ---------      ------------    -----------
Prepaid benefit cost                                  $    3,304     $   4,567      $         --    $        --
Accrued benefit liability                                (14,606)      (14,680)           (7,384)        (6,898)
Intangible asset                                           2,527         2,319                --             --
Deferred tax asset                                         2,383         2,460                --             --
Accumulated other comprehensive loss, net of tax           3,891         4,014                --             --
Net amount recognized at end of year                   $  (2,501)    $  (1,320)         $ (7,384)      $ (6,898)

The projected benefit obligation, accumulated benefit obligation, and fair value of plan assets for the pension plans with an accumulated benefit obligation in excess of plan assets were $115.1 million, $100.4 million and $91.1 million, respectively, as of January 2, 2005, and $105.8 million, $92.8 million and $83.9 million, respectively, as of December 28, 2003.

Components of Net Periodic Benefit Cost


                                                                                                     Retiree Health and
                                                         Pension Benefits                           Life Insurance Benefits
                                               --------------------------------                -------------------------------
(Dollars in thousands)                            2004        2003        2002                   2004         2003       2002
                                               ----------  ---------    --------               --------      -------    ------
Service cost                                   $  3,932    $  2,731     $  2,518               $    579       $ 412     $  389
Interest cost                                     6,222       6,112        5,571                    541         458        407
Expected return on plan assets                   (7,069)     (5,730)      (6,191)                    --          --         --
Amortization of prior service cost                  626         715          969                     --          --         (5)
Amortization of net (gain) loss                     548       1,125          219                     --          --         --
Transition cost                                      --        (314)        (356)                    --          --         --
Curtailment (gain)/loss                             794          --          613                     --          --       (213)
Settlement (gain)/loss                             (154)         --           --                    127          --         --
                                               --------     -------      -------                -------       -----      -----
Net periodic benefit costs                     $  4,899    $  4,639     $  3,343               $  1,247       $ 870     $  578



Additional Information
                                                                                                       Retiree Health and
                                                         Pension Benefits                           Life Insurance Benefits
                                               ---------------------------------                ------------------------------
(Dollars in thousands)                           2004        2003         2002                   2004         2003       2002
                                               --------    --------     --------                -------      -------    ------
Increase (decrease) in minimum liability
  included in other comprehensive income          $(200)    $(6,007)      $7,799                  $  --       $  --     $   --
                                               ========    ========     ========                =======      =======    ======

Assumptions

Weighted-average assumptions used to determine benefit obligations at year end:

                                                                                                     Retiree Health and
                                                         Pension Benefits                           Life Insurance Benefits
                                                     ------------------------                     --------------------------
                                                       2004             2003                        2004               2003
                                                     -------           ------                     -------             ------
Discount rate                                        5.75%             6.25%                      5.75%               6.25%
Rate of compensation increase                        4.00%             4.00%                         --                 --

Weighted-average assumptions used to determine net benefit cost for years ended:


                                                                                                     Retiree Health and
                                                           Pension Benefits                         Life Insurance Benefits
                                                        --------------------                     ---------------------------
                                                          2004          2003                        2004               2003
                                                        --------      ------                     --------             ------
 Discount rate                                           6.25%         6.75%                      6.25%               6.75%
 Expected long-term rate of return on plan assets        9.00%         9.00%                          --                 --
 Rate of compensation increase                           4.00%         4.00%                          --                 --

For measurement purposes as of January 2, 2005, Rogers assumed an annual healthcare cost trend rate of 10% for covered healthcare benefits in 2005. The rate was assumed to decrease gradually to 5% in 2010 and remain at that level thereafter. As of December 28, 2003, Rogers assumed an annual healthcare cost trend rate of 10% for covered healthcare benefits in 2004. The rate was assumed to decrease gradually to 5% in 2009 and remain at that level thereafter. Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A one-percentage point change in assumed health care cost trend rates would have the following effects:

                                                                           One Percentage Point
                                                                        Increase        Decrease
                                                                        ---------      ----------
Effect on total of service and interest cost                            $122,400       $(109,400)
Effect on other postretirement benefit obligation                       $618,000       $(579,000)

Plan Assets

Rogers' pension plan weighted-average asset allocations at January 2, 2005 and December 28, 2003, by asset category are as follows:



                           Current Target
                             Allocation             Plan Assets at Year-End
  Asset Category                2005                  2004         2003
--------------------      ---------------           --------      ------
  Equity securities              67%                 73%           67%
  Debt securities                33%                 27%           33%
        Total                   100%                100%          100%

Investment Strategy

Rogers' defined benefit pension assets are invested with the objective of achieving a total rate of return over the long-term that is sufficient to fund future pension obligations. Overall investment risk is mitigated by maintaining a diversified portfolio of assets (as reflected in the above tables).

Asset allocation target ranges were established to meet the Company's investment objectives. The expected long-term rate of return on plan assets is based on several factors, including the plans' asset allocation targets, the historical and projected performance on those asset classes, and on the plans' current asset composition.

Medicare Prescription Drug Improvement and Modernization Act of 2003

In December 2003, the U.S. Congress passed and the President signed into law the Medicare Prescription Drug Improvement and Modernization Act of 2003 (the "Act"). The Act includes a prescription drug benefit under Medicare Part D as well as a federal subsidy beginning in 2006. This subsidy will be paid to sponsors of postretirement health care benefit plans that provide a benefit that is at least actuarially equivalent (as defined in the Act) to Medicare Part D.

In May 2004, the FASB issued FSP 106-2, which provides accounting guidance to sponsors of postretirement health care plans that are impacted by the Act. The FSP is effective for interim or annual periods beginning after June 15, 2004. Although detailed regulations necessary to implement the Act have not yet been finalized, the Company believes that drug benefits offered to salaried retirees under postretirement welfare plans will qualify for the subsidy under Medicare Part D and, consequently, the effects of this subsidy were factored into the 2004 results. The reduction in the benefit obligation attributable to past service cost was approximately $545,000 and has been reflected as an actuarial gain. The reduction in expense for 2004 related to the Act is approximately $126,000.

Cash Flows

Contributions

At the current time, the Company has met the minimum funding requirements for its qualified defined benefit pension plans and is therefore not required to make a contribution to the plans in 2005. In 2004 and 2003, the Company made voluntary annual contributions to the pension plans of approximately $3.3 million and $5.6 million, respectively. The Company will most likely make a voluntary contribution to the pension plans in 2005 for an undetermined amount, but anticipates the amount will be consistent with the amounts contributed in prior years. As there is no minimum funding requirement for the nonqualified defined benefit plans and the Retiree Health and Life Insurance benefit plans, the Company will contribute the amount of benefit payments made during the year consistent with past practices.

Estimated Future Payments

The following pension benefit payments, which reflect expected future employee service, as appropriate, are expected to be paid through the utilization of plan assets. The Retiree Health and Life Insurance benefits, for which no funding has been made, are expected to be paid from operating cash flows. The benefit payments are based on the same assumptions used to measure the Company's benefit obligation at the end of fiscal 2004.



  (Dollars in thousands)                                                          Retiree Health and
                                                           Pension                    Life Insurance
                                                          Benefits                          Benefits
                                                         ---------                -------------------
  2005                                                   $   4,604                           $   876
  2006                                                       4,795                               887
  2007                                                       4,963                               923
  2008                                                       5,198                             1,018
  2009                                                       5,997                             1,042
  2010-2014                                                 36,423                             4,907

NOTE 6 - EMPLOYEE SAVINGS AND INVESTMENT PLAN

The Company sponsors the Rogers Employee Savings and Investment Plan ("RESIP") for domestic employees, a 401(k) plan. Prior to 2003, the plan allowed such employees to contribute up to 18% of their compensation through payroll deductions. Effective January 1, 2003, the plan limitation of 18% on employee pre-tax contributions was eliminated. Employees are now able to defer a percentage or flat amount they choose, up to the yearly IRS limit, which is $13,000 in 2004 and $14,000 in 2005. Currently up to 5% of an eligible employee's annual pre-tax contribution is matched at a rate of 50% by the Company. In 2004, 2003 and 2002, 100% of the Company's matching contribution was invested in Company stock. RESIP related expense amounted to $1,063,000 in 2004, $771,000 in 2003, and $813,000 in 2002, which related solely to Company matching contributions.

NOTE 7 - DEBT

Long-Term Debt

The Company has an unsecured multi-currency revolving credit agreement with two domestic banks and can borrow up to $50 million, or the equivalent, in certain other foreign currencies. Amounts borrowed under this agreement are to be paid in full by December 8, 2005. The rate of interest charged on outstanding loans can, at the Company's option and subject to certain restrictions, be based on the prime rate or at rates from 50 to 112.5 basis points over a Eurocurrency loan rate. The spreads over the Eurocurrency rate are based on the Company's leverage ratio. Under the arrangement, the ongoing commitment fee varies from
30.0 to 37.5 basis points of the maximum amount that can be borrowed, net of any outstanding borrowings and the maximum amount that beneficiaries may draw under outstanding letters of credit. There were no borrowings pursuant to this arrangement at January 2, 2005 and December 28, 2003. The loan agreement contains restrictive covenants primarily related to total indebtedness, interest expense, capital expenditures and net worth. The Company is in compliance with these covenants.

Additionally, the Company was obligated under irrevocable standby letters of credit which guarantee the Company's self-insured workers compensation plan in the amount of $1.5 million at January 2, 2005. There were no amounts outstanding pursuant to this agreement as of January 2, 2005.

In September 2001, Rogers N.V., a Belgian subsidiary of the Company, signed an unsecured revolving credit agreement with a European bank. This arrangement had a credit limit of 6.2 million Euros and an original expiration date of May 2005. All outstanding balances owed under this credit agreement were repaid in 2002 and the agreement was subsequently cancelled in 2003.

Interest

Interest costs and bank fees incurred on bank commitments and debt during the years 2004, 2003, and 2002 were $146,000, $146,000, and $695,000, respectively.
Interest and bank fees paid on bank commitments and debt during the years 2004, 2003, and 2002, was $185,000, $154,000, and $698,000, respectively.

Restriction on Payment of Dividends

Pursuant to the multi-currency revolving credit loan agreement, the Company cannot make a cash dividend payment if a default or event of default has occurred and is continuing or shall result from the cash dividend payment.

NOTE 8 - INCOME TAXES

Consolidated income before income taxes consists of:

(Dollars in thousands)                                 2004              2003            2002
                                                     --------         --------        --------
Domestic                                             $ 40,669         $ 28,071        $ 20,488
International                                           6,110            6,963           4,321
                                                     --------         --------        --------
                                                     $ 46,779         $ 35,034        $ 24,809
                                                     ========         ========        ========

The income tax expense (benefit) in the consolidated statements of income consists of:

(Dollars in thousands)                               Current          Deferred         Total
                                                    --------          --------       --------
2004:
  Federal                                           $  5,378          $ (2,786)        $ 2,592
  International                                        3,836              (103)          3,733
  State                                                  148               208             356
                                                    --------          --------         -------
                                                    $  9,362          $ (2,681)        $ 6,681
                                                    ========          =========       ========
2003:
  Federal                                           $   1,693         $  3,624         $ 5,317
  International                                         2,238              778           3,016
  State                                                    --              426             426
                                                    --------          --------         -------
                                                    $   3,931         $  4,828         $ 8,759
                                                    =========         ========         =======
2002:
  Federal                                           $   2,946         $  1,844         $ 4,790
  International                                           615              621           1,236
  State                                                    80               96             176
                                                    --------          --------         -------
                                                    $   3,641         $  2,561         $ 6,202
                                                    =========         ========         =======

Deferred tax assets and liabilities as of January 2, 2005 and December 28, 2003, respectively, are comprised of the following:


(Dollars in thousands)                                                  January 2,      December 28,
                                                                              2005              2003
                                                                        ----------     -------------
Deferred tax assets:
   Accrued employee benefits and compensation                            $   6,208          $  3,985
   Accrued postretirement benefits                                           2,806             2,181
   Other accrued liabilities and allowances                                  2,856             3,182
   Investments in joint ventures, net                                          456             1,371
   Tax credit carryforwards                                                  2,734             1,988
   Other                                                                      --                 203
                                                                         ---------          --------
Total deferred tax assets                                                   15,060            12,910
Less deferred tax asset valuation allowance                                  1,032             1,323
                                                                         ---------          --------
Net deferred tax assets                                                     14,028            11,587
Deferred tax liabilities:
   Depreciation and amortization                                            18,934            20,731
   Other                                                                       141                --
                                                                         ---------          --------
Total deferred tax liabilities                                              19,075            20,731
                                                                         ---------          --------
Net deferred tax liability                                                $ (5,047)         $ (9,144)
                                                                         =========          ========

Deferred taxes are classified on the consolidated balance sheet at January 2, 2005 and December 28, 2003 as a net current deferred tax asset of $9,064,000 and $4,914,000, respectively, and a net long-term deferred tax liability of $14,111,000 and $14,058,000, respectively.

Income tax expense differs from the amount computed by applying the United States federal statutory income tax rate to income before income taxes. The reasons for this difference are as follows:


(Dollars in thousands)                                                   2004           2003           2002
                                                                      --------        --------       ---------
Tax expense at Federal statutory income tax rate                      $ 16,373        $ 12,262       $  8,683
International tax rate differential                                        (56)            (62)          (619)
Net U.S. tax (foreign tax credit) on foreign earnings                   (1,913)         (1,442)          (926)
General business credits                                                  (780)           (900)          (582)
Nontaxable foreign sales income                                         (2,947)         (1,225)        (1,120)
State income taxes, net of federal benefit                                 392             276            114
Nontaxable dividend income from joint venture                               --
(840)               -
Adjustment to deferred tax accounts                                     (5,014)             --             --
Valuation allowance change                                                (291)            817            122
Other                                                                      917            (127)           530
                                                                      --------         --------       -------
Income tax expense                                                     $ 6,681         $ 8,759        $ 6,202
                                                                      ========         =======        =======

The Company recorded a one-time, non-cash adjustment of $5.0 million in the fourth quarter of 2004. This adjustment was a result of procedures followed during the Company's year-end financial closing process, in which it was determined that the method of accounting for deferred income taxes was not consistent with the application of the provisions of SFAS 109. The adjustment was required to properly state certain deferred income tax accounts for temporary tax differences that may have accumulated over many years. The adjustment effectively decreased 2004 income tax expense by $5.0 million to $6.7 million from $11.7 million prior to the adjustment. Management believes that any temporary differences not properly accounted for would not have materially affected the Company's reported results in any one year nor was the cumulative amount material in relation to the Company's financial position. The adjustment reduced the Company's effective tax rate for 2004 by 11 percentage points.

The tax credit carryforwards consist of general business credits of $1,236,000, $447,000 and $990,000, and alternative minimum tax credits of $1,498,000, $1,541,000 and $1,541,000 at January 2, 2005, December 28, 2003 and December 29,
2002, respectively. The general business credits begin to expire in 2023 while the alternative minimum tax credits have no expiration.

A valuation  allowance of $1,032,000,  $982,000 and $420,000 at January 2, 2005,
December 28, 2003 and December 29, 2002, respectively, is recorded for the net U.S. deferred tax asset associated with the excess foreign tax credits from undistributed foreign earnings available to offset resulting U.S. tax on future foreign source income. It is uncertain whether the net asset will be realized in future years due to the various foreign tax credit limitations imposed by the U.S. tax code. The Company provided a valuation allowance of $341,000 and $86,000 at December 28, 2003 and December 29, 2002, respectively, for the net operating losses generated by its China subsidiary since its operations began in 2002. No tax benefit had been provided on these deferred tax assets since the subsidiary was in a cumulative loss position. During 2004, the Company reversed the valuation allowance associated with these operations as the Company believes it is more likely than not that these tax benefits will be realized. The deferred tax asset valuation allowance decreased by $291,000 in 2004 and increased by $817,000 and $122,000 during 2003 and 2002, respectively. The
Company recognized a U.S. deferred tax asset in 2004, 2003 and 2002 of $2,451,000, $120,000 and $2,080,000, respectively, based on the Company's assessment of the realizability of deferred tax assets on a more likely than not basis.

On October 22, 2004, the American Jobs Creation Act of 2004 (the "Act") was signed into law. The Act creates a temporary incentive for U.S. multinationals to repatriate accumulated income earned outside the U.S. at an effective tax rate of 5.25%. On December 21, 2004, the FASB issued FASB staff position, Accounting and Disclosure Guidance for the Foreign Earnings Repatriation Provision within the American Jobs Creation Act of 2004 ("FAS 109-2"). FAS 109-2 allows companies additional time to evaluate the effect of the law on whether unrepatriated foreign earnings continue to qualify for SFAS 109's exception with respect to recognizing deferred tax liabilities and would require explanatory disclosures from those who need the additional time. Through January 2, 2005. The Company has not provided U.S. income taxes on approximately $30,675,000 of unremitted foreign earnings because substantially all such earnings were intended to be indefinitely reinvested outside the U.S. The Company has evaluated this provision of the Act and has not identified any opportunity to change its intention to continue to reinvest earnings outside the U.S.

Income taxes paid were $7,071,000,  $2,218,000 and $1,471,000 in 2004, 2003, and
2002, respectively.

NOTE 9 - SHAREHOLDERS' EQUITY AND STOCK OPTIONS

Accumulated Other Comprehensive Income (Loss)

Accumulated   balances   related  to  each   component  of   Accumulated   Other
Comprehensive Income (Loss) are as follows:



(Dollars in thousands)                                                                         January 2,          December 28,
                                                                                                     2005                 2003
                                                                                               ----------          ------------
Foreign currency translation adjustments                                                       $   12,634          $     8,909
Minimum pension liability, net of $2,383 and $2,460 in taxes in 2004 and 2003                      (3,891)              (4,014)
                                                                                               ----------          ------------
Accumulated other comprehensive income                                                         $    8,743          $     4,895
                                                                                               ===========         ===========
Capital Stock and Stock Options

Under various plans the Company may grant stock options to officers, directors, and other key employees at exercise prices that range as low as 50% of the fair market value of the Company's stock as of the date of grant. However, to date, virtually all such options have been granted at an exercise price equal to the fair market value of the Company's stock as of the date of grant. Except for grants made in 2004, regular employee options in the United States generally become exercisable over a four-year period from the grant date and expire ten years after the date of grant. Stock option grants are also made to non-employee directors, generally on a semi-annual basis. For such director stock options, the exercise price is equal to the fair market value of the Company's stock and they are immediately exercisable and expire ten years after the date of grant. Stock grants in lieu of cash compensation are also made to non-employee directors.

Shares of capital stock reserved for possible future issuance are as follows:


                                                                                                January 2,       December 28,
                                                                                                   2005               2003
                                                                                              ------------       -------------
Shareholder Rights Plan                                                                        19,602,479          19,784,538
Stock options                                                                                   2,585,224           3,096,802
Rogers Employee Savings and Investment Plan                                                       109,719              89,906
Rogers Corporation Global Stock Ownership Plan For Employees                                      426,004             447,616
Long-Term Enhancement Plan                                                                              -             111,771
Stock to be issued in lieu of deferred compensation                                                43,742              42,730
                                                                                               ----------          -----------
Total                                                                                          22,767,168          23,573,363
                                                                                               ==========          ==========

Each outstanding share of Rogers capital stock has attached to it a stock purchase right. One stock purchase right entitles the holder to buy one share of Rogers capital stock at an exercise price of $60 per share. The rights become exercisable only under certain circumstances related to a person or group acquiring or offering to acquire a substantial block of Rogers capital stock. In certain circumstances, holders may acquire Rogers stock, or in some cases the stock of an acquiring entity, with a value equal to twice the exercise price. The rights expire on March 30, 2007 but may be exchanged or redeemed earlier. If such rights are redeemed the redemption price would be $ 0.005 per right.

The fair value of each option  grant is estimated on the date of grant using the
Black-Scholes   option-pricing   model  with  the   following   weighted-average
assumptions used for grants:


                                                                     2004                   2003                 2002
                                                                 -----------           ------------          ----------
Risk-free interest rate                                           4.06%                   3.76%                3.11%
Dividend yield                                                       0%                      0%                   0%
Volatility factor                                                 37.5%                   38.0%                36.3%
Weighted-average expected life                                  6.8 years              6.8 years            6.1 years

A summary of the status of the Company's stock option program at year-end 2004, 2003, and 2002, and changes during the years ended on those dates is presented below:


                                                  2004                               2003                           2002
                                                  ----                               ----                         -----
                                                        Weighted                           Weighted                    Weighted
                                                         Average                           Average                     Average
                                                        Exercise                           Exercise                    Exercise
Stock Options                               Shares       Price           Shares             Price        Shares        Price
--------------------------               -----------     ---------       -----------       --------   ----------      ----------
Outstanding at
  beginning of year                       2,529,941       $ 26.47          2,688,037        $ 21.66    2,314,821        $  20.04
Granted                                     378,029         59.08            452,100          37.98      528,560           26.07
Exercised                                  (526,249)        20.91           (561,610)         12.52     (152,177)          12.15
Cancelled                                    (9,784)        37.76            (48,586)         28.65       (3,167)          30.44
                                         ----------       -------          ---------        -------   ----------        ---------
Outstanding at end of year                2,371,937       $ 32.86          2,529,941        $ 26.47    2,688,037         $ 21.66
                                         ----------       -------          ---------        -------   ----------        ---------
Options exercisable at end of year        1,688,599                        1,471,271                   1,807,673
                                         ==========                        =========                   =========
Weighted-average fair value of
  options granted during year                             $ 27.96                           $ 17.65                      $  9.38
                                                          =======                           =======                      =======

The following table summarizes information about stock options outstanding at January 2, 2005:


                                                          Weighted-
                                                           Average
                                         Number           Remaining         Weighted-            Number          Weighted-
                                    Outstanding          Contractual         Average            Exercisable       Average
  Range of                         At January 2,           Life In          Exercise          At January 2,      Exercise
  Exercise Prices                          2005             Years            Price                 2005           Price
------------------                ------------  -        ----------        -----------       -------------       ----------
  $12 to $28                          1,077,056                5.4          $   21.03              845,222       $   19.62
  $29 to $43                          1,294,881                7.9          $   42.69              843,377       $   44.65
                                  -------------          ----------        -----------       -------------       ----------
  $12 to $43                          2,371,937                6.8          $   32.86            1,688,599       $   32.12
                                  =============          ==========         =========        =============       ==========


In 2001, shareholders approved the Rogers Corporation Global Stock Ownership Plan for Employees, an employee stock purchase plan. The plan provides for the issuance of up to 500,000 shares of Company stock. Shares may be purchased by participating employees through payroll deductions that are made during prescribed offering periods with the actual purchases made at the end of each offering period. Currently, shares may be purchased at 85% of the stock's closing price at the beginning or end of each offering period, whichever is lower, and other rules have been established for participation in the plan.

Common Stock Repurchase

From time to time the Company's Board of Directors authorizes the repurchase, at management's discretion, of shares of the Company's capital stock. The most recent regular authorization was approved on October 28, 2004 and provided for the repurchase of up to an aggregate of $25,000,000 in market value of such stock. As of January 2, 2005, the Company had repurchased approximately 69,700 shares of stock for a total of $3.2 million as a result of this plan.

Effective July 1, 2004, companies incorporated in the Commonwealth of Massachusetts became subject to Chapter 156D of the Massachusetts Business Corporation Act. Chapter 156D eliminates the concept of treasury shares and provides that shares reacquired by a company are to be treated as authorized but unissued shares of common stock. As a result of this change, the Company has reclassified, for the balance sheets presented, shares previously classified as treasury shares authorized, but unissued shares of common stock. At January 2, 2005 and December 28, 2003, the Company had 378,604 and 330,516 shares, respectively, at a cost of $14.4 million and $11.9 million, respectively, that were previously classified as treasury stock and, based upon the legislation above, have been reclassified to common stock and additional paid in capital.

NOTE 10 - COMMITMENTS AND CONTINGENCIES

Leases

The Company's principal noncancellable operating lease obligations are for building space and vehicles. The leases generally provide that the Company pays maintenance costs. The lease periods range from one to five years and include purchase or renewal provisions at the Company's option. The Company also has leases that are cancellable with minimal notice. Lease expense was $1.4 million in 2004, $1.1 million in 2003, and $1.5 million in 2002.

Future minimum lease payments under noncancellable operating leases at January 2, 2005, aggregate $1.5 million. Of this amount, annual minimum payments are $900,000, $381,000, $156,000, $49,000, and $1,000 for years 2005 through 2009, respectively.

Environmental Activities and General Litigation

The Company is currently engaged in the following legal proceedings:

Environmental Remediation in Manchester, Connecticut

In the fourth quarter of 2002, the Company sold its Moldable Composites Division ("MCD") located in Manchester, Connecticut to Vyncolit North America, Inc., a subsidiary of the Perstorp Group, Sweden. Subsequent to the divestiture, certain environmental matters were discovered at the Manchester location and Rogers determined that under the terms of the arrangement, the Company would be responsible for estimated remediation costs of approximately $500,000 and recorded this reserve in 2002. In the fourth quarter of 2004, the Connecticut Department of Environmental Protection ("DEP") accepted the Company's plan of remediation, which was subsequently accepted by the Town of Manchester in the first quarter of 2005 subject to the Company placing into escrow approximately $10,000 for future costs related to any work the town may have to perform on a sewer line that passes through the property and performing a study on the condition of that sewer line which would cost the Company approximately $25,000. In accordance with SFAS No. 5, "Accounting for Contingencies," the Company continues to maintain a reserve of approximately $500,000, which represents a probable and reasonably estimable amount to cover the anticipated remediation costs based on facts and circumstances known to the Company at the present time. The Company believes this project should be complete by the end of 2005 or soon thereafter.

Superfund Sites

The Company is currently involved as a potentially responsible party ("PRP") in four active cases involving waste disposal sites. In certain cases, these proceedings are at a stage where it is still not possible to estimate the ultimate cost of remediation, the timing and extent of remedial action that may be required by governmental authorities, and the amount of liability, if any, of the Company alone or in relation to that of any other PRPs. However, the costs incurred since inception for these claims have been immaterial and have been primarily covered by insurance policies, for both legal and remediation costs. In one particular case, the Company has been assessed a cost sharing percentage of 2.47% in relation to the range for estimated total cleanup costs of $17 to $24 million. The Company has confirmed sufficient insurance coverage to fully cover this liability and has recorded a liability and related insurance receivable of approximately $0.5 million, which approximates its share of the low end of the range.

In all its superfund cases, the Company has been deemed by the respective PRP administrator to be a de minimis participant and only allocated an insignificant percentage of the total PRP cost sharing responsibility. Based on facts presently known to it, the Company believes that the potential for the final results of these cases having a material adverse effect on its results of operations, financial position or cash flows is remote. These cases have been ongoing for many years and the Company believes that they will continue on for the indefinite future. No time frame for completion can be estimated at the present time.

PCB Contamination

In addition to the above proceedings, the Company worked with the Connecticut Department of Environmental Protection ("CT DEP") related to certain polychlorinated biphenyl ("PCB") contamination in the soil beneath a section of cement flooring at its Woodstock, Connecticut facility. The Company completed clean-up efforts in 2000 and has monitored the site since the clean up was completed. In the fourth quarter of 2004, additional PCB's were detected in one of the wells used for monitoring the site. The Company has reported the results to the DEP and is awaiting the government's response. The Company anticipates that it will be required to install an additional well cluster at the site and expects the cost of this new well to be approximately $40,000. Since inception, the Company has spent approximately $2.5 million in remediation and monitoring costs related to the site. The future costs of monitoring the site are expected to be de minimis and, although it is reasonably possible that the Company will incur additional remediation costs associated with the newly found PCB's, the Company cannot estimate the range of costs based on facts and circumstances known to it at the present time. The Company believes that this situation will continue for several more years, particularly considering the newly identified PCB presence at the site. No time frame for completion can be estimated at the present time.

Asbestos Litigation

Overview

Over the past several years, there has been a significant increase in certain U.S. states in asbestos-related product liability claims brought against numerous industrial companies where the third-party plaintiffs allege personal injury from exposure to asbestos-containing products. The Company has been named, along with hundreds of other industrial companies, as a defendant in some of these claims. In virtually all of these claims filed against the Company, the plaintiffs are seeking unspecified damages or, if an amount is specified, it merely represents jurisdictional amounts or amounts to be proven at trial. Even in those situations where specific damages are alleged, the claims frequently seek the same amount of damages, irrespective of the disease or injury. Plaintiffs' lawyers often sue dozens or even hundreds of defendants in individual lawsuits on behalf of hundreds or even thousands of claimants. As a result, even when specific damages are alleged with respect to a specific disease or injury, those damages are not expressly identified as to the Company. In fact, there are no cases in which the Company is the sole named defendant.

The Company did not mine, mill, manufacture or market asbestos; rather, the Company made some limited products which contained encapsulated asbestos. Such products were provided to industrial users. The Company stopped the manufacture of these products in 1987.

Claims

As of January 2, 2005, the Company was named in asbestos litigation pending primarily in Illinois, Pennsylvania, and Mississippi. As of January 2, 2005, there were approximately 232 pending claims, compared to approximately 192 pending claims as of December 28, 2003, and approximately 127 pending claims as of December 29, 2002. The number of open claims during a particular time can fluctuate significantly from period to period depending on how successful the Company has been in getting these cases dismissed or settled. In addition, most of these lawsuits do not include specific dollar claims for damages, and many include a number of plaintiffs and multiple defendants. Therefore, the Company cannot provide any meaningful disclosure about the total amount of the damages sought.

The rate at which plaintiffs filed asbestos-related suits against a number of defendants including the Company increased in 2001, 2002 and the first half of 2003 because of increased activity on the part of plaintiffs to identify those companies that sold asbestos containing products, but which did not directly mine, mill or market asbestos. In addition, a significant increase in the volume of asbestos-related bodily injury cases arose in Mississippi beginning in 2002 and extended through mid-year 2003. This increase in the volume of claims in Mississippi was apparently due to the passage of tort reform legislation (applicable to asbestos-related injuries), which became effective on September 1, 2003 and which resulted in a large number of claims being filed in Mississippi by plaintiffs seeking to ensure their claims would be governed by the law in effect prior to the passage of tort reform.

Defenses

In many cases, plaintiffs are unable to demonstrate that they have suffered any compensable loss as a result of exposure to the Company's asbestos-containing products. Management continues to believe that a majority of the claimants in pending cases will not be able to demonstrate exposure or loss. This belief is based in large part on two factors: the limited number of asbestos-related products manufactured and sold by the Company and the fact that the asbestos was encapsulated in such products. In addition, even at sites where a claimant can verify his or her presence during the same period those products were used, liability of the Company cannot be presumed because even if an individual contracted an asbestos-related disease, not everyone who was employed at a site was exposed to the Company's asbestos-containing products. Based on these and other factors, the Company has and will continue to vigorously defend itself in asbestos-related matters.

Dismissals and Settlements

Cases  involving the Company  typically  name 50-300  defendants,  although some cases have had as few as 6 and as many as 833 defendants. The Company has, however, settled a small number of cases for which all costs have been paid by the Company's insurance carriers. The Company has obtained dismissals of many of these claims. In 2004 and 2003, the Company was able to have approximately 84 and 35 claims dismissed, respectively. During 2004, the Company settled eight claims, and during 2003, the Company settled five claims. Although these historical figures provide some insight into the Company's experience with asbestos litigation, no guarantee can be made as to the dismissal and settlement rate the Company will experience in the future.

Settlements are made without any admission of liability. Settlement amounts may vary depending upon a number of factors, including the jurisdiction where the action was brought, the nature and extent of the disease alleged and the associated medical evidence, the age and occupation of the claimant, the existence or absence of other possible causes of the claimant's alleged illness, and the availability of legal defenses, as well as whether the action is brought alone or as part of a group of claimants. To date, the Company has been successful in obtaining dismissals for many of the claims and has settled only a limited number. The majority of settled claims were settled for immaterial amounts, and such costs have been paid by the Company's insurance carriers. In addition, to date, the Company has not been required to pay any punitive damage awards.

Potential Liability

In late 2004, the Company determined that it was reasonably prudent, based on facts and circumstances known to it at that time, to perform a formal analysis to project its potential future liability and related insurance coverage for asbestos-related matters. This determination was made based on several factors, including the growing number of asbestos related claims and recent settlement history. As a result, National Economic Research Associates, Inc. ("NERA"), a consulting firm with expertise in the field of evaluating mass tort litigation asbestos bodily-injury claims, was engaged to assist the Company in projecting the Company's future asbestos-related liabilities and defense costs with regard to pending claims and future unasserted claims. Projecting future asbestos costs is subject to numerous variables that are extremely difficult to predict, including the number of claims that might be received, the type and severity of the disease alleged by each claimant, the long latency period associated with asbestos exposure, dismissal rates, costs of medical treatment, the financial resources of other companies that are co-defendants in claims, uncertainties surrounding the litigation process from jurisdiction to jurisdiction and from case to case, and the impact of potential changes in legislative or judicial standards, including potential tort reform. Furthermore, any predictions with respect to these variables are subject to even greater uncertainty as the projection period lengthens. In light of these inherent uncertainties, the Company's limited claims history and consultations with NERA, the Company believes that five years is the most reasonable period for recognizing a reserve for future costs, and that costs that might be incurred after that period are not reasonably estimable at this time. As a result, the Company also believes that its ultimate net asbestos-related contingent liability (i.e., its indemnity or other claim disposition costs plus related legal fees) cannot be estimated with certainty.

Insurance Coverage

The Company's applicable insurance policies generally provide coverage for asbestos liability costs, including coverage for both resolution and defense costs. Following the initiation of asbestos litigation, an effort was made to identify all of the Company's primary and excess insurance carriers that provided applicable coverage beginning in the 1950s through the mid-1980s. There appear to be three such primary carriers, all of which were put on notice of the litigation. In late 2004, Marsh Risk Consulting ("Marsh"), a consulting firm with expertise in the field of evaluating insurance coverage and the likelihood of recovery for asbestos-related claims, was engaged to work with the Company to project the insurance coverage of the Company for asbestos-related claims. Marsh's conclusions were based primarily on a review of the Company's coverage history, application of reasonable assumptions on the allocation of coverage consistent with industry standards, an assessment of the creditworthiness of the insurance carriers, analysis of applicable deductibles, retentions and policy limits, and the experience of NERA and a review of NERA's report.

Cost Sharing Agreement

To  date,   the  Company's   primary   insurance   carriers  have  provided  for
substantially all of the legal and defense costs associated with its asbestos-related claims. However, as claims continue to escalate, the Company and its insurance carriers have determined that it would be appropriate to enter into a cost sharing agreement to clearly define the cost sharing relationship among the carriers and the Company. As of November 5, 2004, an interim cost sharing agreement was established that provided that the known primary insurance carriers would continue to pay all legal and defense costs associated with these claims until a definitive cost sharing arrangement was consummated. The Company expects a definitive cost sharing agreement to be finalized at some point in 2005, at which time the final terms of the cost sharing relationship would be agreed to by these respective parties.

Impact on Financial Statements

Given the inherent uncertainty in making future projections, the Company plans to have the projections of current and future asbestos claims periodically re-examined, and the Company will update them if needed based on the Company's experience and other relevant factors, such as changes in the tort system and the Company's success in resolving claims. Based on the assumptions employed by and the report prepared by NERA and other variables, the Company recorded a reserve for its estimated bodily injury liabilities for asbestos-related matters, including projected indemnity and legal costs, for the five-year period through 2009 in the undiscounted amount of $36.2 million as of January 2, 2005. Likewise, based on the analysis prepared by Marsh, the Company recorded a receivable for its estimated insurance recovery of $36.0 million. This resulted in the Company recording a pre-tax charge to earnings of $200,000 as of January 2, 2005.

The amounts recorded by the Company for the asbestos-related liability and the related insurance receivable described above were based on currently known facts and a number of assumptions. However, projecting future events, such as the number of new claims to be filed each year, the average cost of disposing of each such claims, coverage issues among insurers, and the continuing solvency of various insurance companies, as well as the numerous uncertainties surrounding asbestos litigation in the United States, could cause the actual liability and insurance recoveries for the Company to be higher or lower than those projected or recorded.

There can be no assurance that the Company's accrued asbestos liabilities will approximate its actual asbestos-related settlement and defense costs, or that its accrued insurance recoveries will be realized. The Company believes that it is reasonably possible that it will incur additional charges for its asbestos liabilities and defense costs in the future which could exceed existing reserves, but such excess amount cannot be estimated at this time. The Company will continue to vigorously defend itself and believes it has substantial unutilized insurance coverage to mitigate future costs related to this matter. Given the inherent uncertainty in making future projections, the Company plans to have the projections of current and future asbestos claims periodically re-examined, and the Company will update them if needed based on the Company's experience, changes in the underlying assumptions that formed the basis for NERA's and Marsh's models, and other relevant factors, such as changes in the tort system.

Other Environmental Matters

In 2004, the Company became aware of a potential environmental matter at its facility in Korea involving possible soil contamination. The Company is currently in the initial stages of performing an assessment on the site to determine if any contamination exists. At present, it is not possible to determine the likelihood or to reasonably estimate the cost of any potential adverse outcome based on the facts and circumstances currently known to the Company.

The Company is also aware of a potential environmental matter involving soil contamination at one of its European facilities. The Company is currently assessing this matter and believes that it is probable that a loss contingency exists relating to this site and that a reasonably estimable range of loss is between $200,000 and $400,000. The Company has recorded a reserve that approximates the low end of the range at January 2, 2005.

In addition to the above issues, the nature and scope of the Company's business bring it in regular contact with the general public and a variety of businesses and government agencies. Such activities inherently subject the Company to the possibility of litigation, including environmental and product liability matters that are defended and handled in the ordinary course of business. The Company has established accruals for matters for which management considers a loss to be probable and reasonably estimable. It is the opinion of management that facts known at the present time do not indicate that such litigation, after taking into account insurance coverage and the aforementioned accruals, will have a material adverse impact on the results of operations, financial position, or cash flows of the Company.

NOTE 11 - BUSINESS SEGMENT AND GEOGRAPHIC INFORMATION

As of January 2, 2005, the Company has ten business units and four joint ventures. The business units and joint ventures have been aggregated into three reportable segments: Printed Circuit Materials, High Performance Foams, and Polymer Materials and Components. Each segment has common management oversight, share common infrastructures, and each offers different products and services.

Printed Circuit Materials: There are three business units and two joint ventures in this segment. These operations produce laminate materials, which are primarily fabricated by others into circuits which are then used in electronic equipment for transmitting, receiving, and controlling electrical signals. These products tend to be proprietary materials which provide highly specialized electrical and mechanical properties to meet the demands imposed by increasing speed, complexity, and power in analog, digital, and microwave equipment. These materials are fabricated, coated and/or customized as necessary to meet customer demands and are sold worldwide.

High Performance Foams: This segment consists of three business units and two joint ventures. These operations produce products consisting primarily of high-performance urethane, silicone and polyolefin foams that are designed to perform to predetermined specifications where combinations of properties are needed to satisfy rigorous mechanical and environmental requirements. These materials are sold worldwide and for the most part are sold to fabricators and original equipment manufacturers.

Polymer Materials and Components: This segment is comprised of four business units. The products produced by these operations consist primarily of molded elastomer components, power distribution components, electroluminescent lamps and inverters and nonwoven materials. These products have been engineered to provide special performance characteristics to suit a wide range of markets and applications. These products are sold worldwide to a varied customer base.

The accounting policies of the segments are the same as those described in the summary of significant accounting policies. The Company evaluates performance based on many factors including sales and operating income of the segments, the business units and the joint ventures.

Inter-segment and inter-area sales, which are generally priced with reference to costs or prevailing market prices, have been eliminated from the data reported in the following tables.

Business Segment Information

(Dollars in thousands)                        Printed                  High              Polymer
                                              Circuit           Performance        Materials and
                                            Materials                 Foams           Components              Total
                                           -----------          -----------       ---------------        ----------
2004:
   Net sales                               $  181,218              $ 88,355            $  95,429          $ 365,002
   Operating income                            29,267                 4,888                  136             34,291
   Total assets                               236,791                75,220               89,030            401,041
   Capital expenditures                         4,595                10,839               12,697             28,131
   Depreciation                                 8,522                 4,488                4,661             17,671
   Joint venture equity income                  3,266                 2,831                    -              6,097

2003:
   Net sales                               $  114,244              $ 69,482            $  59,603          $ 243,329
   Operating income                            15,230                 2,611                3,730             21,571
   Total assets                               175,117                57,926               81,397            314,440
   Capital expenditures                         2,615                12,415                2,921             17,951
   Depreciation                                 7,945                 2,593                2,984             13,522
   Joint venture equity income (loss)            (218)                2,161                4,628              6,571

2002:
   Net sales                                $  82,419             $  65,084            $  71,935          $ 219,438
   Operating income                             4,802                 8,052                1,320             14,174
   Total assets                               135,062                59,520               63,119            257,701
   Capital expenditures                         7,072                13,877                1,733             22,682
   Depreciation                                 6,700                 1,996                4,825             13,521
   Joint venture equity income (loss)            (351)                1,778                7,278              8,705

Information relating to the Company's operations by geographic area is as follows:


                                                 Net Sales (1)                                  Long-lived Assets (2)
                                                 -------------                                 ---------------------
(Dollars in thousands)                2004            2003           2002                        2004            2003
                                   ---------      ----------       ---------                  ---------       ---------
United States                      $ 128,460      $  102,846       $ 119,459                  $ 173,488       $ 144,489
Europe                                63,852          50,888          51,600                     43,159          39,497
Asia                                 163,423          82,192          39,780                     16,364           3,357
Other                                  9,267           7,403           8,599                          -               -
                                   ---------       ---------       ---------                  ---------       ---------
Total                              $ 365,002       $ 243,329       $ 219,438                  $ 233,011       $ 187,343
                                   =========       =========       =========                  =========       =========

(1) Net sales are attributed to countries based on the location of the customer.
(2) Long-lived assets are based on the location of the asset.

NOTE 12-RESTRUCTURING COSTS

On January 21, 2004, the Company announced that it would cease operations at its South Windham, Connecticut facility by the end of 2004. The relocation of manufacturing operations of the Company's molded polyurethane materials and nitrile rubber floats to the Company's facility in Suzhou, China was completed in the third quarter of 2004. Charges associated with this transaction are projected to be approximately $2.3 million related primarily to severance that will be paid to employees upon termination and completion of service requirements. In addition, the Company incurred a $0.8 million curtailment charge on its defined benefit pension plan as a result of the termination of employees as the amortizable prior service cost related to terminated employees was accelerated into 2004 as a result of the shutdown.

In accordance with SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities", and SFAS No. 112, "Employers' Accounting for Postemployment Benefits", the Company has recorded $2.3 million in restructuring charges in 2004 for the cessation of operations in the South Windham, Connecticut facility, which is included in selling and administrative expenses on the statements of income. Actual costs charged against the reserve to date are approximately $1.1 million and the Company expects to pay the remaining amounts over the course of 2005.

On October 5, 2004, the Company announced a restructuring plan resulting in a headcount reduction at its Durel division. The terminations occurred early in the fourth quarter of 2004 and, as such, the Company recognized approximately $330,000 in charges associated with severance payments that will be made to employees as a result of this plan in accordance with SFAS No. 146. Actual payments made during 2004 were approximately $144,000 with the remainder to be paid over the course of 2005.

NOTE 13-RELATED PARTIES

In the beginning of fiscal year 2002, the Company acquired certain assets of the high performance polyolefin foam business of Cellect LLC, including intellectual property rights, inventory, machinery and equipment, and customer lists, for approximately $10 million in cash, plus a potential earn-out in five years based upon performance. In June 2004, the Company entered into a post-closing agreement with Cellect that amended the terms of the original acquisition agreement, particularly as it related to the earn-out provision. Under the post-closing agreement, the Company agreed to accelerate the earn-out provision to the third quarter of 2004 and to fix the amount of the earn-out at $3.0 million. The obligation was partially satisfied in the second quarter of 2004 through a $200,000 cash payment to Cellect and the exchange of a $1.8 million note receivable the Company had from Cellect with the balance of $1.0 million due at the conclusion of the supply agreement. In the third quarter of 2004, the Company ceased production activities at Cellect and is currently manufacturing polyolefins exclusively at its Carol Stream facility. As of January 2, 2005, the Company has accounts receivable from Cellect of $1.5 million, which primarily represents the net balance of various transactions during the term of the agreement. This amount is net of the residual $1.0 million due in connection with the post-closing agreement. In accordance with SFAS No. 141, the $3.0 million earn-out was recognized as additional purchase price and capitalized as goodwill in the second quarter of 2004. The Company is currently finalizing its net financial position with Cellect, and does not anticipate the ultimate outcome of its financial settlement with Cellect will have a material effect on the Company's results of operations, financial position or cash flows.

NOTE 14-ACQUISITIONS AND DIVESTITURES

Acquisitions

KF Inc.

On January 31, 2004, the Company acquired KF Inc. ("KF"), a Korean manufacturer of liquid level sensing devices for the automotive market, through a stock purchase agreement for approximately $3.9 million. The acquisition allows the Company to position itself for further growth and expansion in the float business in Asia. Under the terms of the agreement, KF is a wholly owned subsidiary of Rogers and was included in the Company's consolidated results beginning on January 31, 2004. The acquisition was accounted for as a purchase pursuant to SFAS No. 141, "Business Combinations". As such, the purchase price was allocated to the acquired assets and liabilities as of the date of acquisition. The following table summarizes the estimated fair values of the acquired assets as of the date of acquisition, which include amounts recorded in the fourth quarter of 2004 to finalize the purchase accounting for this acquisition:

           (Dollars in thousands)

           Purchase price                                       $  3,902
           Less:  Identified assets and liabilities:
             Cash                                                    495
             Accounts receivable                                     255
             Inventory                                               351
             Property, plant and equipment                           404
             Intangible assets                                       800
             Other assets                                             93
             Accounts payable and other accruals                    (434)
             Deferred tax liability                                 (235)
             Other liabilities                                       (51)
                                                                 -------
           Goodwill                                              $ 2,224
                                                                 ========

Due to the insignificant effect of KF on Rogers' consolidated statement of financial position and operating results, no pro-forma information has been presented.

Durel Corporation

On September 30, 2003, the Company acquired from 3M Company ("3M") its 50% interest in Durel Corporation, a joint venture of Rogers and 3M, for $26 million in cash plus $0.5 million in closing costs. The acquisition allows Rogers to expand its market presence in Durel's core business lines, to position the Company for further growth in Durel's markets and gives the Company proprietary ownership over Durel's research and development capabilities. Effective September 30, 2003, the operations of Durel were fully integrated and consolidated into Rogers Corporation and its financial and operating results are included as part of Rogers' Polymer Materials and Components business segment. The acquisition was accounted for as a purchase pursuant to SFAS No. 141. As such, the purchase price was allocated to assets and liabilities based on their respective fair values at the date of acquisition.

In connection with the Company's purchase price allocation, the Company eliminated the basis difference between the carrying value of its investment in Durel and its one-half interest in the underlying shareholders' equity of Durel as of the acquisition date. This basis difference was due primarily to the Company's initial contribution to the joint venture that represented technology, which was valued differently by the joint venture than it was on the Company's books. In the first quarter of 2004, in connection with the preparation of certain tax reconciliations and tax return filings, the Company determined that the original deferred tax liability eliminated in the purchase price allocation did not properly reflect the equity earnings of Durel for the nine-month period ended September 30, 2003. Therefore, the "Elimination of deferred tax liability related to Durel" caption below increased by approximately $2.8 million, with a corresponding reduction to the captions "Property, plant and equipment" and "Intangible assets" by approximately $1.0 million and $1.8 million, respectively. The following table contains the adjusted fair market value assigned to the respective assets and liabilities of Durel that were acquired by Rogers in the transaction:

       (Dollars in thousands)

       Cash$   4,172
       Accounts receivable                                               4,353
       Inventory                                                         4,525
       Property, plant and equipment                                    10,385
       Intangible assets                                                 1,291
       Other assets                                                      1,363
           Total assets                                                 26,089
       Accounts payable and other accruals                               3,800
       Accrued income taxes payable                                      1,111
       Pension liability                                                 2,363

       Deferred tax liability                                            1,799
                                                                        ------
           Total liabilities                                             9,073
                                                                        ------
       Fair value of assets acquired                                    17,016
       Basis difference in carrying value of Durel investment            3,387
       Elimination of deferred tax liability related to Durel            6,097
                                                                        ------
       Purchase price                                                 $ 26,500
                                                                      =========

As part of the transaction, the Company acquired intangible assets consisting of trademarks, developed technology, a non-compete agreement and in-process research and development. The intangibles acquired are being amortized over their estimated useful lives, with the exception of in-process research and development, which was amortized immediately in the fourth quarter of 2003.

At the acquisition date, the Company had a cumulative deferred tax liability of approximately $6.1 million related to the joint venture investment and equity income from Durel. This amount was eliminated as part of the purchase accounting as Rogers was no longer liable for this amount.

The following table contains pro-forma financial information for the Company's consolidated results of operations assuming the Company had owned Durel for the two-year period ending December 28, 2003:


                                                2003              2002
                                           ----------         ----------
                        Net sales          $ 294,660          $  303,500
                 Operating income             29,553              35,560
                 Net income                   30,867              27,388
                 Earnings per share
                   Basic                   $    1.96          $     1.77
                   Diluted                      1.89                1.71

Management's Report on Internal Control Over Financial Reporting


The management of Rogers Corporation is responsible for establishing and maintaining adequate internal control over financial reporting as is defined in Exchange Act Rules 13a-15(f) and 15(d)-15(f). Rogers Corporation's internal control system was designed to provide reasonable assurance to the Company's management, Board of Directors and shareholders regarding the preparation and fair presentation of the Company's published financial statements.

All internal control systems, no matter how well designed, have inherent limitations. Therefore, even those systems determined to be effective can provide only reasonable assurance with respect to financial statement preparation and presentation.

An internal control "material weakness" is a significant deficiency, or aggregation of deficiencies, that does not reduce to a relatively low level the risk that material misstatements in financial statements will be prevented or detected on a timely basis by employees in the normal course of their work. An internal control "significant deficiency" is one that could result in a misstatement of the financial statements that is more than inconsequential.

Management assessed the effectiveness of the Company's internal control over financial reporting as of January 2, 2005. In making its assessment of internal control over financial reporting management used the criteria issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control - Integrated Framework. As a result of this assessment, management determined that the Company did not maintain effective controls over its accounting for deferred income taxes. The specific control deficiency identified related to the lack of adequate reconciliation of differences between the deferred tax amounts on the balance sheet and the underlying differences between the tax and book bases of the related balance sheet items. This resulted in the Company recording adjustments to its deferred income tax accounts in the fourth quarter of 2004. Based on management's assessment, management concluded that this matter represents a material weakness and, accordingly, has concluded that as of January 2, 2005, the Company's internal control over financial reporting was not effective based on those criteria.

Rogers  Corporation's  independent  registered  public  accounting firm, Ernst &
Young LLP, has issued an audit report on management's assessment of the Company's internal control over financial reporting. This report appears on page 70 of our Annual Report.

Rogers, Connecticut
March 9, 2005


Background on the Material Weakness

On February 17, 2005, the Company announced that it would be delaying its fourth quarter and year-end earnings release because it had identified some potential issues associated with its historical accounting for deferred income taxes. Subsequently, it was determined that a change was necessary in the method used to reconcile and account for deferred income taxes to be consistent with the application of the provisions of Statement of Financial Accounting Standards No.
109. This change resulted in an increase of $5.0 million to after-tax income in the fourth quarter of 2004. This one-time, non-cash increase to current year's earnings reflects the adjustment required to properly state certain deferred income tax accounts for temporary tax differences that most likely accumulated over many years. Management believes that the adjustment relates most likely to amounts accumulated prior to 2002; that any temporary differences not properly accounted for did not materially affect the Company's reported results in any one year; nor was the cumulative amount material in relation to the Company's financial position at January 2, 2005. However, management has concluded that the internal control deficiency which resulted in this adjustment constitutes a "material weakness" as defined by the Public Company Accounting Oversight Board's Auditing Standard No. 2 and therefore management has concluded that internal controls over financial reporting were not effective as of January 2, 2005. Management is in the process of implementing additional internal control procedures over its accounting for deferred income taxes. Exclusive of this instance, no other material weaknesses were identified by management in the Company's internal control over financial reporting.

             Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of Rogers Corporation

We have audited management's assessment, included in the accompanying Management's Report on Internal Control over Financial Reporting, that Rogers Corporation did not maintain effective internal control over financial reporting as of January 2, 2005, because of the Company's insufficient controls over the adequate reconciliation of differences between the deferred tax amounts on the balance sheet and the underlying differences between the tax and book bases of the related balance sheet items, based on criteria established in Internal Control--Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO criteria). Rogers
Corporation's management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management's assessment and an opinion on the effectiveness of the Company's internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management's assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

A material weakness is a control deficiency, or combination of control deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. The following material weakness has been identified and included in management's assessment: In its assessment as of January 2, 2005, management identified as a material weakness the Company's insufficient controls over the adequate reconciliation of differences between the deferred tax amounts on the balance sheet and the underlying differences between the tax and book bases of the related balance sheet items. This material weakness was considered in determining the nature, timing, and extent of audit tests applied in our audit of the fiscal 2004 financial statements, and this report does not affect our report dated March 9, 2005, on those financial statements.

In our opinion, management's assessment that Rogers Corporation did not maintain effective internal control over financial reporting as of January 2, 2005 is fairly stated, in all material respects, based on the COSO control criteria. Also, in our opinion, because of the effect of the material weakness described above on the achievement of the objectives of the control criteria, Rogers Corporation has not maintained effective internal control over financial reporting as of January 2, 2005, based on the COSO control criteria.

                                                              ERNST & YOUNG LLP
Boston, Massachusetts
March 9, 2005

REPORT OF ERNST & YOUNG LLP,
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders
Rogers Corporation


We have audited the accompanying consolidated balance sheets of Rogers Corporation and subsidiaries as of January 2, 2005 and December 28, 2003, and the related consolidated statements of income, shareholders' equity and cash flows for each of the three fiscal years in the period ended January 2, 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Rogers Corporation and subsidiaries at January 2, 2005 and December 28, 2003, and the consolidated results of their operations and their cash flows for each of the three fiscal years in the period ended January 2, 2005, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Rogers Corporation's internal control over financial reporting as of January 2, 2005, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 9, 2005 expressed an unqualified opinion on management's assessment and an adverse opinion on the effectiveness of internal control over financial reporting.


                                                               ERNST & YOUNG LLP



Boston, Massachusetts
March 9, 2005

QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

 (Dollars in Thousands, Except Per Share Amounts)


                                                                              Basic           Diluted
                            Net        Manufacturing          Net        Net Income        Net Income
         Quarter          Sales               Profit       Income         Per Share         Per Share
------------------------------------------------------------------------------------------------------
2004     Fourth*        $87,269              $23,830       $9,605             $0.58            $0.56
         Third           86,740               24,310        6,461              0.39             0.38
         Second          93,323               31,666       11,801              0.72             0.68
         First           97,670               33,385       12,231              0.76             0.72
------------------------------------------------------------------------------------------------------
2003     Fourth**       $85,795              $28,621       $8,995             $0.57            $0.54
         Third           56,497               18,706        6,329              0.40             0.39
         Second          49,159               14,726        5,212              0.33             0.32
         First           51,878               16,488        5,739              0.37             0.36

* 2004 fourth quarter results include an adjustment to deferred income taxes which increased net income by $5.0 million and diluted earnings per share by $0.29. ** Results of operations of Durel are included in the Company's 2003 fourth quarter consolidated results of operations. Durel's net sales included in the Company's consolidated results for this period were $20.8 million.

CAPITAL STOCK MARKET PRICES

The Company's capital stock is traded on the New York Stock Exchange. The following table sets forth the composite high and low closing prices during each quarter of the last two years on a per share basis.


                       2004                              2003
                       ----                              ----
                High         Low                 High         Low
               -------     ------               ------      -------
Fourth         $48.18      $40.10               $45.75      $34.47
Third           67.75       41.25                33.70       27.27
Second          70.76       53.50                34.50       29.75
First           54.35       43.96                31.14       23.10